CREDIT AGREEMENT

dated as of October 10, 2017

among

ADMA BIOLOGICS, INC.,
ADMA PLASMA BIOLOGICS, INC.,
ADMA BIO CENTERS GEORGIA INC.
ADMA BIOMANUFACTURING, LLC
each, a Borrower, and jointly and severally the Borrower,

MARATHON HEALTHCARE FINANCE FUND, L.P.
as the Lender,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION
as the Agent

Page

Section 1. Definitions; Interpretation	1
1.1 Definitions	1
1.2 Interpretation	17
Section 2. Credit Facilities	17
2.1 Loans	17
2.1.1 Loans	17
2.1.2 General	18
2.2 Loan Accounting	18
2.2.1 Recordkeeping	18
2.2.2 Notes	18
2.3 Interest	18
2.3.1 Interest Rate	18
2.3.2 Interest Payments	19
2.3.3 Computation of Interest	19
2.4 Amortization; Prepayment	19
2.4.1 Amortization	19
2.4.2 Voluntary Prepayment	19
2.5 Payment Upon Maturity	20
2.6 Making of Payments	20
2.7 Application of Payments and Proceeds	20
2.8 Payment Dates	20
2.9 Set-off	20
2.10 Currency Matters	20
2.11 Protective Advances	20
2.12 Fees; Warrant Issuances	21
2.12.1 Fees	21
2.12.2 Prepayment Premium Amount; Make-Whole Amount; and Deferred Facility Fee	21
2.12.3 Warrant Issuance	22
2.12.4 Tax Treatment	22
Section 3. Yield Protection	22
3.1 Taxes	22
3.2 Increased Cost	24
3.3 Mitigation of Circumstances	26
3.4 Conclusiveness of Statements; Survival	26
Section 4. Conditions Precedent	26
4.1 Closing Date	26
4.1.1 Delivery of Loan Documents	26
4.1.2 Representations and Warranties	28
4.1.3 No Default	28
4.1.4 No Material Adverse Change	28
4.1.5 Funding of Debt Service Reserve Account	29
4.1.6 Payment of Fees and Expenses	29

i

Page

4.2 Tranche Two Loan	29
4.2.1 Delivery of Borrowing Request	29
4.2.2 Tranche Two Hurdle	29
4.2.3 Delivery of Tranche Two Hurdle Notice	29
4.2.4 Payment of Fees and Expenses	29
4.2.5 Officer’s Certificate	30
4.2.6 Representations and Warranties	30
4.2.7 No Default	30
4.2.8 No Material Adverse Change	30
4.2.9 Note	30
Section 5. Representations and Warranties	30
5.1 Organization	30
5.2 Authorization; No Conflict	30
5.3 Validity; Binding Nature	31
5.4 Financial Condition	31
5.5 No Material Adverse Change	31
5.6 Litigation	31
5.7 Ownership of Properties; Liens; Real Property	31
5.8 Capitalization; Subsidiaries	32
5.9 Pension Plans	32
5.10 Compliance with Law; Investment Company Act; Other Regulated Entities	32
5.11 Margin Stock	33
5.12 Taxes	33
5.13 Solvency	34
5.14 Environmental Matters	34
5.15 Insurance	34
5.16 Information	34
5.17 Intellectual Property	34
5.18 Labor Matters	37
5.19 No Default	37
5.20 Foreign Assets Control Regulations and Anti-Money Laundering	38
5.20.1 OFAC	38
5.20.2 PATRIOT Act	38
5.21 Non-Competes	38
5.22 Freedom to Operate	38
5.23 Hurricane Damage	39
Section 6. Affirmative Covenants	39
6.1 Information	39
6.1.1 Annual Report	39
6.1.2 Quarterly Reports	40
6.1.3 Monthly Reports	40
6.1.4 Compliance Certificate	40
6.1.5 Revenues	40
6.1.6 Board Minutes	41
6.1.7 Notice of Default; Litigation; ERISA Matters	41

Page

6.1.8 Budgets	41
6.1.9 Notice of Debt Incurrence and Equity Issuances	42
6.1.10 Donor Account Statements	42
6.1.11 Other Information	42
6.2 Books; Records; Inspections	42
6.3 Maintenance of Property; Insurance	43
6.4 Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities	44
6.5 Maintenance of Existence	44
6.6 Governmental Approvals	44
6.7 Environmental Matters	45
6.8 Further Assurances	45
6.9 Conference Calls	46
6.10 Tranche Two Hurdle Notice	46
6.11 Debt Service Reserve Account	47
6.12 Bankruptcy	47
6.13 Post-Closing Obligations	47
Section 7. Negative Covenants	47
7.1 Debt	47
7.2 Liens	48
7.3 Restricted Payments	50
7.4 Mergers; Consolidations; Asset Sales	51
7.5 Modification of Organizational Documents; Biotest Debt Documents	52
7.6 Use of Proceeds	53
7.7 Transactions with Affiliates	53
7.8 Inconsistent Agreements; Negative Pledge	53
7.9 Business Activities	54
7.10 Investments	54
7.11 Fiscal Year	55
7.12 Deposit Accounts and Securities Accounts; Donor Account	55
7.13 Sale-Leasebacks	56
7.14 Hazardous Substances	56
7.15 ERISA Liability	56
7.16 Liquidity	56
7.17 Subordinated Debt	57
7.18 Amendments to BPC Agreements	57
Section 8. Events of Default; Remedies	57
8.1 Events of Default	57
8.1.1 Payment Default	57
8.1.2 No Default Under Other Debt; Material Contracts	57
8.1.3 Bankruptcy; Insolvency	58
8.1.4 Non-Compliance with Loan Documents	58
8.1.5 Representations; Warranties	59
8.1.6 Judgments	59
8.1.7 Attachment; Levy; Restraint on Business	59

Page

8.1.8 Invalidity of Collateral Documents	59
8.1.9 Lien Priority	60
8.1.10 Governmental Approvals	60
8.1.11 Invalidity of Subordination Provisions	60
8.1.12 Change of Control	60
8.2 Remedies	60
Section 9. The Agent	60
9.1 Appointment; Authorization	60
9.2 Delegation of Duties	61
9.3 Exculpatory Provisions	61
9.4 Reliance by Agent	62
9.5 Successor Agent	62
9.6 Non-Reliance on Agent	63
9.7 Collateral Matters	63
9.8 Reimbursement by Lenders	63
Section 10. Miscellaneous	63
10.1 Waiver; Amendments	63
10.2 Notices	64
10.3 Costs; Expenses	64
10.4 Indemnification by the Borrower	64
10.5 Marshaling; Payments Set Aside	65
10.6 Nonliability of the Lender	65
10.7 Confidentiality	65
10.8 Co-Borrower Provisions	66
10.9 Captions	67
10.10 Nature of Remedies	67
10.11 Counterparts	67
10.12 Severability	67
10.13 Entire Agreement	67
10.14 Successors; Assigns	67
10.15 Assignment and Assumption	68
10.16 Participations	68
10.17 Governing Law	69
10.18 Forum Selection; Consent to Jurisdiction; Service of Process	69
10.19 Waiver of Jury Trial	69

SCHEDULES

Schedule 10.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Compliance Certificate

CREDIT AGREEMENT

This Credit Agreement dated as of October 10, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made among ADMA Biologics, Inc., a Delaware corporation (“ADMA Biologics”), ADMA Plasma Biologics, Inc., a Delaware corporation (“ADMA Plasma”) and ADMA Bio Centers Georgia Inc., a Delaware corporation (“ADMA Bio Centers”), ADMA BioManufacturing, LLC, a Delaware limited liability company (“ADMA BioManufacturing” and together with ADMA Biologics, ADMA Plasma and ADMA Bio Centers, individually and collectively, jointly and severally, the “Borrower”), Marathon Healthcare Finance Fund, L.P., as the lender (the “Lender”), and Wilmington Trust, National Association, not individually, but as the Agent (as defined below).

The Borrower has agreed to enter into this Agreement with the Lender and the Agent evidencing its agreement to incur the Loans, and in connection therewith, to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1.           Definitions; Interpretation.

1.1        Definitions. When used herein the following terms shall have the following meanings:

“Accounts” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (b) for services rendered or to be rendered.

“Acquired Assets” has the meaning set forth in the Biocenters Purchase Agreement as in effect on the Closing Date and attached as Exhibit A to the Security Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) and (d) the acquisition from any Person of a brand, line of business, division, branch or product line, or of marketing rights, patent rights or other Intellectual Property rights with respect to a product line, operating division, product or potential product or other unit of operation.

“Acquisition Documents” means the Master Purchase Agreement and the ancillary documentation entered into in connection therewith as identified on Schedule 1.1.

“ADMA Bio Centers” has the meaning set forth in the Preamble.

“ADMA Biologics” has the meaning set forth in the Preamble.

“ADMA BioManufacturing” has the meaning set forth in the Preamble.

“ADMA Plasma” has the meaning set forth in the Preamble.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor the Lender shall be deemed an Affiliate of any Loan Party.

“Agent” means Wilmington Trust, National Association in its capacity as administrative and collateral agent for the Lender hereunder and any successor thereto in such capacity.

“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Borrower and the Agent, in each case relating to the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Amortization Date” means October 10, 2020.

“Applicable Contract Rate” means, as determined by the Agent, the per annum rate of interest (based on a year of three hundred and sixty (360) days) equal to LIBOR plus nine and one-half percent (9.50%) with a one percent (1.00%) LIBOR floor; provided that so long as no Event of Default shall have occurred and be continuing, in the event that (a) Borrower achieves sales of not less than sixty-one million seven hundred thousand dollars ($61,700,000) for the 2018 calendar year, as reflected on the Borrower’s certified annual financial statements delivered to the Agent in accordance with Section 6.1.1 (the “2018 Financial Statements”) and (b) the Tranche Two Loan has been funded, then on the first day of the first month following the Agent’s receipt of the 2018 Financial Statements together with a certificate signed by the Borrower’s chief financial officer setting forth in reasonable detail the basis for an adjustment in the Applicable Contract Rate, the Applicable Contract Rate will be reduced to LIBOR plus seven and three-quarters percent (7.75%) with a one percent (1.00%) LIBOR floor.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorizations, consents, approvals, permits or licenses issued by, or a registration or filing with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Biocenters Purchase Agreement” means the Purchase Agreement effective as of June 6, 2017 by and among BPC, ADMA Bio Centers and ADMA Biologics.

“Biotest Debt Documents” means (i) the Subordinated Loan Agreement, dated as of June 6, 2017, among BPC, ADMA BioManufacturing and ADMA Biologics, (ii) any and all promissory notes issued thereunder, and (iii) all other documents, instruments and agreements executed and delivered in connection with the transactions contemplated thereby (other than the BPC Agreements), in each case in effect as of the Closing Date or as amended, restated, supplemented or otherwise modified in accordance with the terms of the Subordination Agreement and the terms hereof.

“Biotest Obligations” means all Obligations under and as defined in the Subordinated Loan Agreement referred to in clause “(i)” of the definition of the term “Biotest Debt Documents.”

“Biotest Therapy BU” has the meaning set forth in the Master Purchase Agreement.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” means an irrevocable written notice of borrowing delivered by the Borrower to the Agent and appropriately specifying (a) the aggregate principal amount of the Loans to be incurred, (b) the date of such borrowing (which shall be a Business Day), (c) the account details and wiring instructions for the Borrower and (d) that the applicable conditions set forth in Section 4 of this Agreement have been satisfied.

“BPC” means Biotest Pharmaceuticals Corporation, a Delaware corporation.

“BPC Agreements” means (a) Transition Services Agreement, dated as of June 6, 2017, by and between ADMA BioManufacturing and BPC, including the schedules thereto; (b) License Agreement, dated December 31, 2012, between ADMA Biologics and Biotest Aktiengesellschaft, a corporation organized under the laws of Germany; (c) Plasma Purchase Agreement, dated November 17, 2011, between ADMA Biologics and BPC; (d) Plasma Supply Agreement (Hepatitis B Plasma from BPC to ADMA), dated June 6, 2017, between BPC and ADMA BioManufacturing; (e) Plasma Purchase Agreement (Normal Source Plasma Purchase from BPC to ADMA), dated June 6, 2017, between BPC and ADMA BioManufacturing; (f) Plasma Supply Agreement, dated June 22, 2012, between BPC and ADMA Biologics; (g) the Biocenters Purchase Agreement; (h) Assignment and Assumption Agreement dated as of June 6, 2017, by and among BPC, Sanofi Pasteur SA and ADMA BioManufacturing; and (i) the Master Purchase Agreement, each as amended prior to the Closing Date and as the same may be amended from time to time on and after the Closing Date in compliance with Section 7.18 of this Agreement.

“BPC Subordination Agreement” has the meaning set forth in the definition of the term “Subordination Agreement.”

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or Stock Equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Agent.

“CFC” means a Person that is a “controlled foreign corporation” as defined in Section 957 of the IRC.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder) shall own, directly or indirectly, beneficially or of record, shares representing more than 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of ADMA Biologics;

(b)          ADMA Biologics shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of ADMA Plasma, ADMA Bio Centers or ADMA BioManufacturing;

(c)          all or substantially all of the assets of any Borrower or any of its Subsidiaries are sold, conveyed, transferred or otherwise disposed of in any one or more related transactions;

(d)          all or substantially all of the assets of Biotest Therapy BU are sold, conveyed, transferred or otherwise disposed of in one or more related transactions; or

(e)          ADMA BioManufacturing engages in a Liquidation Event (as defined in the Stockholders Agreement), other than as a direct result of actions taken by BPC to acquire additional equity interests in ADMA Biologics.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Agent in its sole discretion.

“Collateral” (a) has the meaning given to the term “Collateral” as set forth in the Security Agreement and the term “Pledged Collateral” as set forth in the Pledge Agreement and (b) shall include all other collateral in which the Agent is granted a Lien under the Collateral Documents, including without limitation under the Mortgages.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Lender and Agent in their reasonable discretion pursuant to which a mortgagee or lessor of real property on which Collateral having a book value in excess of $200,000 is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and waives (or, if approved by the Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Security Agreement (including as may be supplemented by the joinder of any Subsidiary or any other Person who intends to join this Agreement as a Borrower or otherwise guarantee the Obligations), Mortgages, the Pledge Agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral to the Agent for the benefit of the Lender or pursuant to which any such security interest in Collateral is perfected, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitments” means the Tranche One Commitment and the Tranche Two Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and otherwise satisfactory to the Lender in all respects.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control Agreement” means a tri-party deposit account, securities account or commodities account Control Agreement by and among the applicable Loan Party, the Agent and the depository, securities intermediary or commodities intermediary, each in form and substance reasonably satisfactory to the Lender and the Agent and in any event providing to the Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person for obligations of any other Person constituting Debt (under another clause of this definition) of such Person, (i) earn-out, purchase price adjustment and similar obligations, (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP and (k) all indebtedness of the types listed in clauses (a) through (k) of any partnership of which such Person is a general partner.

“Debt Service Reserve Account” means the deposit account of the Borrowers maintained with JPMorgan Chase Bank, N.A. and which is subject to a Control Agreement in favor of the Agent.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1(c).

“Deferred Facility Fee” has the meaning set forth in Section 2.12.1.

“Designated Tranche Two Loan Amount” means either $0, $5,000,000 or $10,000,000, as designated by the Borrower to the Agent in the Borrowing Request delivered to the Agent in accordance with Section 4.2.

“Disclosure Letter” means the letter dated as of the Closing Date delivered by the Loan Parties to the Agent and the Lender in connection with the execution and delivery of this Agreement.

“Disposition” has the meaning set forth in Section 7.4(b).

“Dollar” and “$” mean lawful currency of the United States of America.

“Donor Account” means that certain deposit account owned by ADMA Bio Centers, maintained with SunTrust Bank and having an account number ending in 8084.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release or injury to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or the workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means accounts (a) any account maintained by any Borrower or its Subsidiaries exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s, or any of its Subsidiaries’, employees and (b) any escrow account, trust account or other fiduciary account.

“Excluded Taxes” means any of the following Taxes required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by the Lender’s net income (however denominated), franchise Taxes in lieu of Taxes on net income, and branch profits Taxes, in each case (i) imposed by the jurisdiction under which the Lender is organized or has its principal office or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes pursuant to a law in effect at the time such Lender first becomes a party to this Agreement, except to the extent that, pursuant to Section 3.1(a), amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Loan and Security Agreement” means the Loan and Security Agreement dated as of June 19, 2015 among Prior Lender, the other lenders party thereto, and the Borrower, as amended, modified and supplemented from time to time.

“Existing Loan Facility” has the meaning set forth in Section 2.1.2.

“Facility Fee” has the meaning set forth in Section 2.12.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“FDA” means the U.S. Food and Drug Administration.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the 12-month period ending on December 31st of each year.

“Florida Landlord Reserve Amount” means (a) $1,500,000, until such time as Agent shall have received, in form and substance acceptable to Agent and Lender, fully executed versions of the following: (i) a leasehold mortgage and security agreement made by ADMA BioManufacturing in favor Agent, with respect to the leased premises located at 7612 NW 6th Avenue, Boca Raton, Florida 33487, (ii) a collateral assignment of lessee’s interest in lease and leasehold interests made by ADMA BioManufacturing in favor Agent, with respect to the leased premises located at 1020 Holland Drive, Unit 109, Boca Raton, Florida 33487, (iii) a memorandum of lease covering the leased premises located at 7612 NW 6th Avenue, Boca Raton, Florida 33487, executed by the landlord of such location, (iv) a memorandum of lease covering the leased premises located at 1020 Holland Drive, Unit 109, Boca Raton, Florida 33487, executed by the landlord of such location, (v) an absolute assignment of lease and leasehold interest of ADMA BioManufacturing covering the leased premises located at 1020 Holland Drive, Unit 109, Boca Raton, Florida 33487, (vi) a landlord waiver in favor of the Agent covering the leased premises located at 7612 NW 6th Avenue, Boca Raton, Florida 33487, executed by the landlord of such location and (vii) a landlord waiver in favor of the Agent covering the leased premises located at 1020 Holland Drive, Unit 109, Boca Raton, Florida 33487, executed by the landlord of such location, in each case, in form and substance acceptable to Agent and Lender and (b) $0 at such time as Agent shall have confirmed in writing that the conditions set forth in the foregoing clause “(a)” shall have been satisfied.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Approvals” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or any waste, chemical, substance or material otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“IND” means an investigational new drug application, clinical trial authorization or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Applicable Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, and rights under IP Licenses.

“Interest Payment Date” means the first calendar day of each March, June, September and December, commencing on December 1, 2017.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in Internet domain names.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” has the meaning set forth in Section 3.1(d).

“Know-How” means all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and nonclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include Patent Rights claiming any of the foregoing.

“Legal Costs” means, with respect to any Person, (a) all reasonable and documented out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person and (b) all court costs and similar legal expenses.

“Lender” has the meaning set forth in the Preamble.

“Lender Party” has the meaning set forth in Section 10.4.

“LIBOR” shall mean the rate per annum equal to the 3-month London Interbank Offered Rate, rounded upward to the nearest 1/100th of 1%, as published by the Wall Street Journal Market Data Center (or if such publication is no longer available, such other authoritative source as selected by the Agent in its sole discretion). For the month that the interest is accrued, LIBOR will be set at the close of business on the last business day of the prior month. The Agent reserves the ability to reset LIBOR more frequently, but no more than daily, if market conditions dictate.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity” means, at any time, the aggregate amount of cash of the Borrowers as reflected on their respective balance sheets, which such cash is (a) held in the Debt Service Reserve Account or another deposit account of the Borrowers subject to a Control Agreement in favor of the Agent and (b) not subject to any Liens, other than a first priority perfected Lien in favor of the Agent and customary setoff rights with respect to deposit accounts or other funds maintained with depository institutions that are created by law or by applicable account agreements in favor of such depositary institutions.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Perfection Certificate delivered by the Loan Parties on or prior to the Closing Date (as supplemented pursuant to the terms of the Security Agreement), the Disclosure Letter, the BPC Subordination Agreement, Agent Fee Letter and all other documents, certificates, instruments and agreements delivered in connection with the foregoing, all as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means the Borrower and each other Person that joins this Agreement as a Borrower or otherwise guarantees the Obligations.

“Loans” means the Tranche One Loan and the Tranche Two Loan.

“Make-Whole Amount” means an amount equal to the excess, if any, of (i) the discounted value (calculated, at the time of determination thereof, utilizing the three month treasury rate (as determined by Agent) plus 50 basis points) of the remaining scheduled payments of principal and interest with respect to any prepaid amount of an applicable Loan or the amount of such applicable Loan immediately coming due and payable as a result of an acceleration under Section 8.2 (including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), as applicable, over (ii) the amount of such prepaid or accelerated Loan.

“Manufacturing Agreement” means the Manufacturing Agreement, effective September 30, 2011 between Sanofi Pasteur S.A. and ADMA BioManufacturing, LLC (as assignee of BPC, as amended by Amendment #1 thereto effective as of September 24, 2015and Amendment #2 thereto effective as of August 1, 2016.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Master Purchase Agreement” means the Master Purchase and Sale Agreement dated as of January 21, 2017 among BPC, ADMA BioManufacturing, Biotest AG and Biotest US Corporation.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their obligations and liabilities under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of any Loan Document, (d) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of the Collateral or (e) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Intellectual Property” means Intellectual Property of any Loan Party which (a) the Board of Directors of such Loan Party has not determined, in the exercise of its good faith discretion and its fiduciary responsivity to such Loan Party, is immaterial to the operation of such Loan Party’s business or (b) has generated aggregate revenue of at least $1,000,000 during the immediately preceding five (5) year period. Notwithstanding the foregoing, Intellectual Property which relates solely and exclusively to Civacir and no other product of any Loan Party shall not be deemed Material Intellectual Property.

“Maturity Date” means April 10, 2022 or such earlier date on which the Obligations are accelerated in accordance with Section 8.2, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3.

“Morgan Stanley Account” means that certain securities account owned by ADMA Biologics, maintained with Morgan Stanley Smith Barney LLC and having an account number ending in 1228.

“Mortgage” means any mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other document creating in favor of the Agent a Lien on Real Estate or any interest in Real Estate.

“Note” means a promissory note in substantially the form of Exhibit A or otherwise in form and substance acceptable to the Lender and the Agent, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Obligations” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed in such bankruptcy proceeding) of any Loan Party under this Agreement or otherwise with respect to any Loan or Protective Advance, or any Loan Party under any other Loan Document or any Collateral Document, including, without limitation, the Facility Fee, Deferred Facility Fee, Prepayment Premium Amount, and Make-Whole Amount, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 5.20.1.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than any such connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to, or enforced or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations, other than contingent indemnification obligations as to which no unsatisfied claim has been asserted.

“Patent Rights” means, with respect to the Specified Product, any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

“Patents” means all (i) all patents and certificates of invention, or similar property rights, and applications for any of the foregoing, of the United States, any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, (vii) all proceeds of the foregoing, including, without limitation, licenses, royalties, and income, and (viii) without duplication, all IP Ancillary Rights in respect of the foregoing.

“Payment Date” means the first (1st) Business Day of each month.

“Perfection Certificate” means the Perfection Certificate dated as of the date hereof delivered by the Loan Parties to the Agent and the Lender in connection with the execution and delivery of this Agreement, as amended, supplemented or otherwise modified from time to time.

“Permitted Lien” means any Lien expressly permitted by Section 7.2. For the avoidance of doubt, without the prior written consent of the Lender, which may be withheld for any reason whatsoever in the Lender’s sole discretion, no Lien on any Acquired Assets shall constitute a Permitted Lien.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date, executed by the Borrower and each other Person that becomes party to such Security Agreement in favor of the Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Prepayment Premium Amount” means an amount equal to (a) if any prepayment occurs, or upon any amounts becoming immediately due and payable upon the acceleration of the Obligations under Section 8.2, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3, after the first six (6) month period following the third anniversary of the date of this Agreement, three percent (3.00%) of the principal amount so prepaid or immediately due and payable, (b) if such prepayment or acceleration occurs during the second six (6) month period following the third anniversary of the date of this Agreement, two percent (2.00%) of the principal amount so prepaid or accelerated and (c) if such prepayment or acceleration occurs after the fourth anniversary of the date of this Agreement, one percent (1.00%) of the principal amount so prepaid or accelerated.

“Prior Lender” means Oxford Finance LLC.

“Protective Advance” has the meaning set forth in Section 2.11.

“Real Estate” means any real property owned, leased, subleased or otherwise occupied by any Loan Party, including, without limitation, the real property located at 5800 and 5900 Park of Commerce Blvd., NW, Boca Raton, Florida 33487, the vacant land in Boca Raton referred to as Parcel A and 166 Earnest Barrett Parkway, Marietta, Georgia 30066.

“Refinancing” means any issuance of Debt which is in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Debt being refinanced (or previous Refinancings thereof).

“Registered Intellectual Property” has the meaning set forth in Section 5.17(a).

“Regulatory Approval” means, with respect to any product in any regulatory jurisdiction for a given indication, approval from the applicable Regulatory Authority permitting the manufacture, distribution, use and sale of such product in such regulatory jurisdiction for such indication in accordance with Applicable Law.

“Regulatory Authority” means, with respect to any regulatory jurisdiction, any national, federal, supranational, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the development, manufacture, Regulatory Approval, pricing approval, INDs, clinical trial applications, registrations, licensing or commercialization of a product in such regulatory jurisdiction.

“Restricted Payment” has the meaning set forth in Section 7.3.

“Security Agreement” means the Security Agreement dated as of the Closing Date, executed by the Borrower and each other Person that becomes party to such Security Agreement in favor of the Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“SEC” means the United States Securities and Exchange Commission.

“Solvent” means, with respect to any Person individually, or group of Persons taken together on a combined basis, as applicable, on a particular date, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group; (b) the present fair salable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured; (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group's ability to pay as such debts and liabilities mature; (d) such Person or group is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business and (e) such Person or group is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s or group’s property would constitute unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Leased Locations” means (a) 6290 Jimmy Carter Boulevard, Suites 206-208 and 210, Norcross, Georgia 30071 and (b) 3000 Windy Hill Road SE, Suites 212 and 220, Marietta, Georgia 30067.

“Specified Product” means RI-002.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent, and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Capital Stock or Stock Equivalents.

“Stockholders Agreement” means the Stockholders Agreement dated as of June 6, 2017 by and among ADMA Biologics, Inc., BPC and the other parties thereto, as amended, restated, supplemented or modified from time to time.

“Subordinated Debt” means (a) the Biotest Obligations and (b) any other Debt for borrowed money incurred by the Borrower or any of its Subsidiaries that is contractually subordinated in right of payment to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means (a) the Subordination Agreement dated as of the Closing Date among BPC and the Agent (the “BPC Subordination Agreement”) and (b) any and all other subordination agreements covering Subordinated Debt, each in form and substance reasonably satisfactory to the Lender and the Agent and as the same may be amended, restated, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Capital Stock as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

“Tax Returns” means any federal, state, local and foreign return, report or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” has the meaning set forth in Section 3.1(a).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche One Commitment” means, as to the Lender, the Lender’s commitment to provide the Tranche One Loan in the aggregate principal amount of $30,000,000 pursuant to Section 2.1.1(a).

“Tranche One Loan” means the term loan made by the Lender pursuant to Section 2.1.1(a).

“Tranche Two Commitment” means, as to the Lender, the Lender’s commitment to provide the Tranche Two Loan in the aggregate principal amount equal to the Designated Tranche Two Loan Amount pursuant to and subject to satisfaction of the conditions set forth in Section 2.1.1(b).

“Tranche Two Funding Date” means the date on which the conditions set forth in Section 4.2 have been satisfied or waived by the Agent (at the discretion of the Lender) or the Lender in its sole discretion and the Tranche Two Loan is funded.

“Tranche Two Hurdle” has the meaning set forth in Section 4.2.2.

“Tranche Two Hurdle Notice” means written notice from the Borrower to the Agent that the Tranche Two Hurdle has occurred, accompanied by a certificate of the Borrower signed by its chief financial officer and/or chief accounting officer certifying as to the satisfaction of the Tranche Two Hurdle.

“Tranche Two Loan” means the term loan made by the Lender pursuant to Section 2.1.1(b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“Warrants” means (a) those certain 7-year common stock purchase warrants issued by ADMA Biologics to the Lender or Lender’s Affiliates on the Closing Date in accordance with Section 2.12.2 and (b) those certain 7-year common stock purchase warrants issued by ADMA Biologics to the Lender or Lender’s Affiliates on the Tranche Two Funding Date in accordance with Section 2.12.2.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Capital Stock of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.

1.2         Interpretation. In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Loan Document are to the particular Annex, Exhibit, Schedule and Section of such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each of which shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Loan Parties, the Lender, the Agent, and the other parties hereto and thereto and are the products of all parties; accordingly, this Agreement and the other Loan Documents, in each case, shall not be construed against the Agent or the Lender merely because of the Agent’s or the Lender’s involvement in their preparation. Any reference in any Loan Document to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 2.           Credit Facilities.

2.1         Loans.

2.1.1        Loans. Subject to the terms and conditions set forth in this Agreement, the Lender agrees to lend to the Borrower funds in an aggregate principal amount not to exceed the aggregate Commitments as follows:

(a)          on the Closing Date, subject to satisfaction of the conditions set forth in Section 4.1, the entire amount of its Tranche One Commitment, after which the Tranche One Commitment shall terminate in full.

(b)          on the Tranche Two Funding Date, subject to satisfaction of the conditions set forth in Section 4.2 (the “Tranche Two Loan Funding Conditions”), the entire amount of the Designated Tranche Two Loan Amount, after which the Tranche Two Commitment shall terminate in full; provided that in the event the Tranche Two Loan Funding Conditions shall not have been satisfied and the Tranche Two Loan shall not have been funded, in each case, on or prior to ninety (90) days following the Borrower’s satisfaction of the Tranche Two Loan Hurdle, the Tranche Two Commitment shall terminate in full and the Borrower shall not be entitled to thereafter make a Tranche Two Loan Borrowing Request.

2.1.2        General. No portion of the Loans may be re-borrowed once repaid. The proceeds of the Loans shall be used to refinance the Borrower’s loan facility with Prior Lender (the “Existing Loan Facility”) and to provide for the Borrower’s working and growth capital, in each case, in compliance with the Loan Documents and Applicable Law.

2.2         Loan Accounting.

2.2.1        Recordkeeping. The Agent, on behalf of the Lender, shall record in its records the date and amount of the Loans made by the Lender, accrued interest and each repayment of principal or interest thereon. The aggregate unpaid principal amount so recorded shall, absent manifest error, be presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.2.2        Notes. At the request of the Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the applicable Loan and payable in such amounts and on such dates as are set forth herein.

2.3         Interest.

2.3.1        Interest Rate.

(a)          The Borrower promises to pay interest on the unpaid principal amount of the Tranche One Loan for the period commencing on the Closing Date and ending on the date on which the Tranche One Loan is Paid in Full, at the Applicable Contract Rate.

(b)          The Borrower promises to pay interest on the unpaid principal amount of the Tranche Two Loan for the period commencing on the Tranche Two Funding Date, until such Tranche Two Loan is Paid in Full, at the Applicable Contract Rate.

(c)          The foregoing notwithstanding, (i) at any time an Event of Default has occurred and is continuing, the interest rate then applicable to the Loans shall automatically be increased, without demand or notice of any kind from the Agent or the Lender (including declaration or notice of an Event of Default), by five percent (5.00%) per annum (any such increased rate, the “Default Rate”) and (ii) any such increase may thereafter be waived or rescinded by the Lender in its sole discretion by written notice to the Borrower. In the event that the Obligations are not Paid in Full as of the Maturity Date, or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2, the Obligations shall bear interest subsequent thereto at the Default Rate and such interest shall be payable in cash on demand. In no event shall interest or other amounts payable by the Borrower to the Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, (x) any amounts paid hereunder shall be deemed to be and shall be applied against the principal amount of the Obligations to the extent necessary such that the amounts paid hereunder do not exceed the maximum rate under Applicable Law and (y) such provision shall otherwise be deemed modified as necessary to limit such amounts paid to the maximum rate permitted under Applicable Law.

2.3.2        Interest Payments.

(a)          Interest accrued on the Tranche One Loan during the period from the Closing Date until the Maturity Date shall accrue and be payable in cash quarterly on each Interest Payment Date, in arrears, and, to the extent not paid in advance, upon a prepayment of the Tranche One Loan in accordance with Section 2.4 and on the Maturity Date, in each such case, in cash. After the Maturity Date and at any time an Event of Default exists, all accrued interest on the Tranche One Loan shall be payable in cash on demand at the rates specified in Section 2.3.1(c).

(b)          Interest accrued on the Tranche Two Loan during the period from the Tranche Two Funding Date until the Maturity Date shall accrue and be payable in cash quarterly on each Interest Payment Date, in arrears, and, to the extent not paid in advance, upon a prepayment of the Tranche Two Loan in accordance with Section 2.4 and on the Maturity Date, in each such case, in cash. After the Maturity Date and at any time an Event of Default exists, all accrued interest on the Tranche Two Loan shall be payable in cash on demand at the rates specified in Section 2.3.1(c).

2.3.3        Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year comprised of twelve 30-day months. For partial months, interest shall be calculated on the number of days actually elapsed in a 30-day month.

2.4         Amortization; Prepayment.

2.4.1        Amortization.

(a)          Commencing on the Amortization Date, and on each Payment Date thereafter, the Borrower shall repay the Tranche One Loan in equal monthly installments of principal based on an amortization schedule of eighteen (18) months, subject to earlier Payment In Full following the occurrence of an Event of Default or termination of this Agreement.

(b)          In the event the Tranche Two Loan shall have been funded, commencing on the Amortization Date, and on each Payment Date thereafter, the Borrower shall repay the Tranche Two Loan in equal monthly installments of principal based on an amortization schedule of eighteen (18) months, subject to earlier Payment In Full following the occurrence of an Event of Default or termination of this Agreement.

(c)          The amount of each amortization payment specified in Sections 2.4.1(a) and (b) as determined by the Agent shall be binding on the Borrower absent manifest error.

2.4.2        Voluntary Prepayment. The Borrower may prepay the principal of the Tranche One Loan and/or the Tranche Two Loan in whole or in part, at any time and from time to time upon (a) at least five (5) Business Days’ prior written notice to the Agent and (b) payment to the Agent, for the benefit of the Lender, of the amounts described in Section 2.12.2. Amounts so prepaid may not be reborrowed.

2.5         Payment Upon Maturity. The Tranche One Loan and the Tranche Two Loan, any accrued but unpaid interest thereon and any other outstanding Obligations, including without limitation, the Deferred Facility Fee, the Prepayment Premium Amount and the Make-Whole Amount, as applicable, shall be due and shall be required to be Paid in Full on the Maturity Date.

2.6         Making of Payments. All payments on the Loans in accordance with this Agreement, including all payments of fees and expenses, shall be made by the Borrower to the Agent without setoff, recoupment or counterclaim and in immediately available funds, in United States Dollars, by wire transfer to the account of the Agent specified by the Agent, in any case, not later than 1:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to the Lender all payments received in collected funds by the Agent for the account of such Lender.

2.7         Application of Payments and Proceeds. Each voluntary prepayment of the outstanding Tranche One Loan and/or the Tranche Two Loan pursuant to Section 2.4.2 shall be applied to the installments of principal on such Loans in the inverse order of maturity.

2.8         Payment Dates. If any payment of principal of or interest on a Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.9         Set-off. The Borrower acknowledges that the Agent, the Lender and their respective Affiliates have all rights of set-off, counterclaim and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower acknowledges that at any time an Event of Default has occurred and is continuing, the Agent and the Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Agent or such Lender.

2.10      Currency Matters. All amounts payable under this Agreement and the other Loan Documents to the Agent and/or the Lender shall be payable in Dollars.

2.11          Protective Advances. Whether or not an Event of Default or a Default shall have occurred and be continuing, the Agent is authorized by the Borrower and the Lender, from time to time in the Agent’s sole discretion (but the Agent shall have absolutely no obligation to), to make disbursements or advances to the Borrower or any other Loan Party in amounts which the Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any other Loan Party pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such disbursements or advances are in this Section 2.11 referred to as “Protective Advances”). Unless otherwise agreed in writing by the Lender in its sole discretion, Protective Advances shall bear interest at a rate payable in cash per annum equal to the interest rate then applicable to the Loans plus 3%. Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which are subject to the rights of the Agent, the Lender and their respective Affiliates in accordance with Section 2.9. The Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earliest of (i) Maturity Date and (ii) upon at least three (3) Business Days’ prior written notice to the Borrowers, the date on which demand for payment is made by the Agent. In the event any Protective Advances are made by the Lender following the Maturity Date, the Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance within three (3) Business Days’ following written demand for payment by the Agent The Agent shall promptly notify the Lender and the Borrower in writing of each such Protective Advance, which notice shall include a description of the amount and the purpose of such Protective Advance. Any other terms with respect to the extension of any Protective Advance may be set forth in a separate agreement satisfactory to each of the Agent and the Lender in its sole discretion.

2.12      Fees; Warrant Issuances.

2.12.1    Fees.

(a)          Facility Fee. As consideration for the agreements of the Lender hereunder, the Borrower agrees to pay to the Lender, for its own account, a facility fee (each, a Facility Fee”), which shall be due and earned in full (without rebate or proration) on the date each Loan is funded, but shall be paid and calculated as follows: (a) in the event the Borrower elects to pay the Facility Fee on the date the applicable Loan is funded, the amount of the Facility Fee shall equal 8.95% of the amount of the Loan so funded or (b) in the event the Borrower elects to defer payment of the applicable Facility Fee, the amount of the Facility Fee shall equal 9.20% of the amount of the Loan so funded (the “Deferred Facility Fee”). The Deferred Facility Fee shall be paid as provided in Section 2.12.2.

(b)          Agent Fees. The Borrower shall to pay to the Agent, for its own account, fees payable in the amounts and at the times set forth in the Agent Fee Letter.

2.12.2    Prepayment Premium Amount; Make-Whole Amount; and Deferred Facility Fee. Upon (a) prepayment of any Loan for any reason or (b) any Loan becoming due and payable automatically or by declaration upon the occurrence of an Event of Default (including for the avoidance of doubt as a result of an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), then, in each case, the principal portion of the Loan being prepaid (or all principal in the event of an acceleration) plus the following amounts shall each be immediately due and payable: (i) all accrued and unpaid interest thereon (including, as applicable, interest accrued thereon at the Default Rate), (ii) the Deferred Facility Fee (if the Borrower elects to defer payment of the applicable Facility Fee as provided in Section 2.12.1(b), with respect to such prepaid or accelerated Loan, (iii) in the event such Loan is prepaid or accelerated during the first three years of the term of this Agreement, the Make-Whole Amount determined in respect of such principal amount and (iv) in the event such Loan is prepaid or accelerated at any time after the third year of the term of this Agreement, the Prepayment Premium Amount. The Borrower acknowledges that the Lender has the right to maintain its investment in the Loans free from repayment by the Borrower (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount and the Prepayment Premium Amount, as applicable, by the Borrower in the event that any Loan is prepaid for any reason or is accelerated as a result of the occurrence of an Event of Default or otherwise (including for the avoidance of doubt an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), is intended to provide compensation for the deprivation of such right under such circumstances. Without limiting any of the foregoing, and for the avoidance of doubt, the parties acknowledge and agree that the provisions of this 2.12.2 are intended to make explicit that the Deferred Facility Fee, the Make-Whole Amount and the Prepayment Premium Amount, as applicable, shall be immediately due and payable upon the acceleration of the Obligations under Section 8.2, including, without limitation, as a result of an automatic acceleration upon the bankruptcy filing by any Loan Party.

2.12.3    Warrant Issuance. As consideration for the agreements of the Lender hereunder, the Borrower agrees to issue and deliver to the Lender, for its own account, (a) on the Closing Date, the Warrants referred to in clause “(a)” of the definition of the term “Warrants” and (b) on the Tranche Two Funding Date, the Warrants referred to in clause “(b)” of the definition of the term “Warrants.”

2.12.4    Tax Treatment. In connection with the Tranche One Loan and the Tranche Two Loan, Lender is receiving Warrants from ADMA Biologics. In the event either (i) the Tranche One Loan and the related Warrants or (ii) the Tranche Two Loan and the related Warrants are considered the issuance of an “investment unit” under Section 1273(c)(2) of the IRC, the parties agree that the fair market value of the Warrants shall be $.01 for purposes of the investment unit allocation rules under Section 1273(c)(2) of the IRC. The Loan Parties and the Lender agree to report in a manner that is consistent with this allocation for all tax purposes.

Section 3.           Yield Protection.

3.1         Taxes.

(a)          All payments of principal and interest on the Loans and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, fees, imposts, duties, levies, deductions, withholdings (including backup withholding) or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by Applicable Law. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law (as determined in the good faith discretion of the Borrower, the Agent, or the Lender), then the Borrower shall: (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted in accordance with Applicable Law; (ii) within thirty (30) days or as soon as practicable after the date of any such payment of Taxes, forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such relevant taxing authority; and (iii) in the case of Indemnified Taxes, pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction (including withholdings and deductions applicable to any additional sums payable under this Section 3.1) been required.

(b)          The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)          The Loan Parties shall jointly and severally reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to the Agent), the Agent and the Lender for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid or payable by the Agent or the Lender, or required to be withheld or deducted from a payment to the Agent or the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Agent or the Lender (or of the Agent on behalf of the Lender) claiming any reimbursement under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d)          On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower, the Lender (including for this purpose any assignee of the Lender that becomes a party to this Agreement) shall (but only so long as the Lender remains lawfully able to do so) provide the Borrower with such documents and forms as prescribed by the Internal Revenue Service (“IRS”) in order to certify that payments to the Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Loan Document. In addition, if reasonably requested by the Borrower, the Lender shall deliver such other documentation prescribed by Applicable Law to the Borrower to enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Lender that is the beneficial owner of payments made under this Agreement will (but only so long as the Lender remains lawfully able to do so) provide: (i) in the case of a beneficial owner that is U.S. Person, IRS Form W-9 certifying that such beneficial owner is exempt from U.S. Federal backup withholding tax, (ii) in the case of a beneficial owner claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, both (A) IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable and (B) a certificate to the effect that such beneficial owner is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, (iii) in the case of a beneficial owner that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest,” “business profits” or “other income” article of such tax treaty; and (iv) in the case of a beneficial owner for whom payments under this Agreement constitute income that is effectively connected with such beneficial owner’s conduct of a trade or business in the United States, IRS Form W-8ECI. Any Lender that is not the beneficial owner of payments made under this Agreement, such as an entity treated as a partnership for U.S. federal income tax purposes, will (but only so long as the Lender remains lawfully able to do so) provide (x) an IRS Form W-8IMY on behalf of itself and (y) on behalf of each such beneficial owner, the forms set forth in clauses (i) through (iv) of the preceding sentence that would be required of such beneficial owner if such beneficial owner were a Lender. If a payment made to the Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA, the Lender shall (but only so long as the Lender remains lawfully able to do so) deliver to the Borrower, at the time or times prescribed by law or reasonably requested in writing by the Borrower, such documentation prescribed by applicable law or reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e)          If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, the Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Lender in the event the Lender is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Lender be required to pay any amount to the Borrower pursuant to this clause (e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require the Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)           The provisions of this Section 3.1 shall survive the termination of this Agreement and repayment of all Obligations.

3.2         Increased Cost.

(a)          If, after the Closing Date, the adoption or taking effect of, or any change in, any Applicable Law, rule, regulation or treaty, or any change in the interpretation or administration of any Applicable Law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; (ii) shall subject the Lender or the Agent to any Taxes (other than Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, Taxes indemnified pursuant to Section 3.1 and Connection Income Taxes); or (iii) shall impose on the Lender any other condition affecting its Loan, its Notes or its obligation to make any Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, in each case, by an amount deemed in good faith by the Lender to be material, then within ten Business Days after written demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent) therefor, the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

(b)          If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay within ten Business Days after written demand therefor to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction.

(c)          Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding anything to the contrary in this Section 3.2, the Borrower shall not be required to compensate the Lender for any amounts in this Section 3.2 (excluding Taxes described in Section 3.2(a)(ii)) incurred more than 180 days prior to the date that the Lender delivers the statement making the demand for such payment (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the foregoing 180 day period shall be extended to include the retroactive effect thereof).

(d)          A certificate of the Agent or the Lender (or of the Agent on behalf of the Lender) claiming any compensation under this Section 3.2, setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

3.3         Mitigation of Circumstances. The Lender will use commercially reasonable efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.1 or 3.2; provided, that this Section 3.3 shall not apply to, or operate to prevent, any assignment of the Loans and the rights and obligations of the Lender pursuant to Section 10.14. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with this Section 3.3.

3.4         Conclusiveness of Statements; Survival. Determinations and statements of the Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent manifest error provided that the Lender or the Agent provides the Borrower with written notification of such determinations and statements. The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.           Conditions Precedent.

4.1         Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the Lender to make the Tranche One Loan is subject to the satisfaction or waiver in writing by the Lender or, at the direction of the Lender, the Agent of the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.1.1        Delivery of Loan Documents. The Borrower shall have delivered the following documents in form and substance satisfactory to the Lender and the Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated as of the Closing Date or an earlier date satisfactory to the Lender and the Agent):

(a)          Agreement. This Agreement.

(b)          Collateral Documents. The Security Agreement and all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including Intellectual Property assignments and pledged equity and limited liability company interests in the Subsidiaries, if any, with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(c)          BPC Subordination Agreement. The BPC Subordination Agreement.

(d)          Biotest Debt Documents. Each of the Biotest Debt Documents.

(e)          Acquisition Documents. Each of the Acquisition Documents.

(f)           Financing Statements; Mortgages. Properly completed uniform commercial code financing statements, Mortgages and other filings and documents required by law or the Loan Documents to provide the Agent with perfected first priority Liens (subject only to Permitted Liens) in the Collateral.

(g)          Warrants. The Warrants referred to in clause “(a)” of the definition of the term “Warrants.”

(h)          Lien and Judgment Searches. Copies of uniform commercial code, tax lien and judgment search reports listing all effective financing statements, tax liens and equivalent filings and judgments filed against any Loan Party, with copies of all such filings, and copies of Patent, Trademark, Copyright and Internet Domain Name search reports conducted by the Borrower listing all effective collateral assignments in respect of such Intellectual Property filed with respect to any Loan Party, with copies of such collateral assignment documentation.

(i)            Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified as of a recent date by the appropriate Governmental Authority (as applicable) in its jurisdiction of incorporation (or formation), (ii) limited liability company agreement, partnership agreement and bylaws (and similar governing document) (as applicable), (iii) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, (vi) signature and incumbency certificates of its officers authorized to execute the Loan Documents, in each case with respect to clauses (i) through (iv), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification and (v) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by the Agent, in each case, dated as of a recent date.

(j)          Opinions of Counsel. Opinions, addressed to the Agent and the Lender and dated as of the Closing Date, from counsel to the Borrower (including, without limitation, Florida and Georgia real estate counsel) covering such matters as the Agent shall require.

(k)          Insurance. Certificates of insurance in effect as required by Section 6.3(b).

(l)           Control Agreements. A Control Agreement for the Debt Service Reserve Account and each other deposit account and securities account maintained by any Loan Party (other than the Donor Account and Excluded Accounts).

(m)        Real Estate. With respect to the Real Estate located at 5800 and 5900 Park of Commerce Blvd, NW, Boca Raton, Florida 33487, the vacant land referred to as Parcel A in Boca Raton, Florida and the Real Estate located at 166 Earnest Barrett Parkway, Marietta, Georgia 30066 (such Georgia Real Estate, the “Leasehold Property”) (i) a Mortgage, (ii) an A.L.T.A. lender’s title insurance policy issued by a title insurer satisfactory to the Lender or the Agent, in form and substance satisfactory to the Lender and in an amount satisfactory to the Lender, insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (iii) with respect to the fee owned properties, current A.L.T.A. survey, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the Lender’s title insurance policy to issue such policy without a survey exception, (iv) with respect to the Leasehold Property, a copy of the fee owner’s survey and (v) with respect to the fee owned properties, an environmental site assessment prepared by a qualified firm acceptable to the Lender.

(n)          Officer’s Certificate. A certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of each Borrower, confirming compliance with the conditions set forth in Section 4.1.2, 4.1.3, and 4.1.4.

(o)          Delivery of Borrowing Request. A Borrowing Request requesting that the entire amount of the Tranche One Commitment be funded on the Closing Date.

(p)          Note. The Note in respect of the Tranche One Loan.

(q)          Agent Fee Letter. The fee letter, dated the Closing Date, by and among the Agent and Borrowers.

(r)           Other Documents. Such other certificates, documents and agreements that may be listed on the closing checklist provided by the Lender to the Borrower or as the Agent or the Lender may request.

4.1.2        Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.1.3        No Default. No Default or Event of Default shall have occurred and be continuing.

4.1.4        No Material Adverse Change. Since June 30, 2017, no event or occurrence shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.1.5        Funding of Debt Service Reserve Account. The Borrower shall have provided the Lender and the Agent evidence that, prior to the Closing Date, ADMA Biologics shall have deposited into the Debt Service Reserve Account an amount not less than $5,500,000.

4.1.6        Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Closing Date, (i) the Facility Fee payable under Section 2.12.1, if applicable, and (ii) the fees payable on or before the Closing Date in the amounts set forth in the Agent Fee Letter, and (iii) all costs and expenses (including payment or reimbursement of all Legal Costs, diligence costs and consulting fees) incurred by the Agent and the Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents.

4.2         Tranche Two Loan. The obligation of the Lender to make the Tranche Two Loan is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.2.1        Delivery of Borrowing Request. On or prior to the Tranche Two Funding Date, the Borrower shall have delivered to Agent a Borrowing Request designating the Designated Tranche Two Loan Amount and requesting that such amount be funded on a date that is not less than five (5) Business Days and not more than ten (10) Business Days from the date of such Borrowing Request.

4.2.2        Tranche Two Hurdle. Satisfaction of either of the following conditions (the “Tranche Two Hurdle”): (A) receipt by Agent of evidence reasonably satisfactory to the Lender of (i) the FDA’s validation of the improved manufacturing process of Bivigam and (ii) ADMA Biologics’ generation in calendar year 2018 of not less than $500,000 in net revenue generated from the sale in the United States of America of Bivigam, as reflected on ADMA Biologics’ certified 2018 year-end financial statements delivered to Agent in accordance with the terms of Section 6.1.1; or (B) receipt by Lender or Agent of evidence reasonably satisfactory to Lender of (i) the FDA’s approval for the commercialization of the Specified Product and (ii) ADMA Biologics’ generation in calendar year 2019 of not less than $500,000 in net revenue generated from the sale in the United States of America of the Specified Product, as reflected on ADMA Biologics’ certified 2019 year-end financial statements delivered to Agent in accordance with the terms of Section 6.1.1.

4.2.3        Delivery of Tranche Two Hurdle Notice. On or prior to the Tranche Two Funding Date, the Borrower shall have delivered to Agent the Tranche Two Hurdle Notice in accordance with Section 6.9.

4.2.4        Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Tranche Two Funding Date, (i) the Facility Fee payable under Section 2.12.1, if applicable, (ii) all fees and expenses (including payment or reimbursement of all Legal Costs, diligence costs and consulting fees) owing and payable to the Agent and the Lender as of such date and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and the Lender in connection with the funding of the Tranche Two Loan which are required to be paid by the Borrower.

4.2.5        Officer’s Certificate. A certificate, dated the Tranche Two Funding Date and signed by the chief executive officer or the chief financial officer of each Borrower, confirming compliance with the conditions set forth in Section 4.2.6, 4.2.7, and 4.2.8.

4.2.6        Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Tranche Two Funding Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.2.7        No Default. No Default or Event of Default shall have occurred and be continuing.

4.2.8        No Material Adverse Change. Since the delivery to the Agent of the Borrower’s most recent financial statements, no event or occurrence shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.2.9        Note. The Borrower shall have delivered the Note in respect of the Tranche Two Loan in form and substance satisfactory to the Lender, duly executed by the Borrower.

Section 5.           Representations and Warranties. To induce the Agent and the Lender to enter into this Agreement and to induce the Lender to advance the Loans hereunder, the Borrower represents and warrants to the Agent and the Lender that each of the following are, and after giving effect to the borrowing of each Loan, will be, true, correct and complete:

5.1         Organization. Each Borrower and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of its state of organization; and each Borrower and each of its Subsidiaries has all power and authority and all governmental approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and is qualified to do business, and is in good standing (as applicable), in every jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2         Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate purposes of the Borrower and each other Loan Party party thereto, and the Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and each Loan Party of each Loan Document to which the Borrower and such Loan Party, as applicable, is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of, or registration or filing with or any other action by, any Governmental Authority (other than (i) any consent or approval which has been obtained and is in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents), (b) conflict with (i) any provision of Applicable Law in any material respect, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of such Loan Party’s respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

5.3         Validity; Binding Nature. Each of this Agreement and each other Loan Document to which the Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4         Financial Condition. The unaudited financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at June 30, 2017, and the audited consolidated financial statements of the Borrower and its Subsidiaries (presented on a consolidated and consolidating basis) as at December 31, 2016, have been prepared in accordance with GAAP, subject to, in the case of unaudited financial statements, the absence of footnotes and year-end adjustments, and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations and cash flows for the periods then ended. As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities other than as set forth on the foregoing financial statements other than trade payables incurred in the ordinary course of business.

5.5         No Material Adverse Change. Since the date of the most recent audited financial statements of the Borrower delivered to the Agent, there has been no event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.6         Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened in writing, against any Loan Party or any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided. Neither any Loan Party nor any of its Subsidiaries is the subject of an audit or, to the knowledge of the Borrower, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation of any material requirement of Applicable Law.

5.7         Ownership of Properties; Liens; Real Property. There are no Liens on the Collateral other than Permitted Liens. Each Loan Party and each of its Subsidiaries owns good and, in the case of owned real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including Patents, Trademarks, trade names, service marks and Copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to Intellectual Property) other than Permitted Liens. Section 5.7 of the Disclosure Letter lists all of the real property owned, leased, subleased or otherwise owned or occupied by any Loan Party as of the Closing Date.

5.8         Capitalization; Subsidiaries.

(a)          Equity Interests. Section 5.8(a) of the Disclosure Letter sets forth, as of the Closing Date, the name and jurisdiction of incorporation or organization of, and the percentage of each class of Capital Stock owned by the Borrower or any other Subsidiary of any Borrower in (i) each Subsidiary and (ii) each joint venture in which the Borrower or any other Subsidiary owns any Capital Stock. All Capital Stock in each Subsidiary owned by the Borrower or any other Subsidiary is duly and validly issued and, in the case of each Subsidiary that is a corporation, are fully paid and non-assessable, and are owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other Persons, other than Liens created under the Collateral Documents and other Permitted Liens. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such pledged Capital Stock.

(b)          No Consent of Third Parties Required. Except as set forth in Section 5.8(b) of the Disclosure Letter, no consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary in connection with the creation, perfection and/or first priority status of the security interest of the Agent in any Capital Stock pledged to the Agent for the benefit of the Lender under the Collateral Documents or the exercise by the Lender or Agent of the voting or other rights provided for in the Collateral Documents or the exercise of rights and remedies in respect thereof.

5.9         Pension Plans. No Loan Parties have any liability under ERISA and no Loan Party sponsors any “pension plan” or has any liability subject to Title IV of ERISA.

5.10      Compliance with Law; Investment Company Act; Other Regulated Entities.

(a)          Each Loan Party and each of its Subsidiaries possesses all, and is not in default under any, necessary authorizations, permits, licenses, certifications and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. All business and operations of each Loan Party and each of its Subsidiaries complies with all Applicable Law in all material respects. No Loan Party or any of its Subsidiaries is operating any aspect of its business under any agreement, settlement, judgment, decree, injunction, order or other arrangement with any Governmental Authority. None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary of any Loan Party, is subject to regulation under any Federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its Obligations under the Loan Documents.

(b)          No Loan Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(c)          As of the Closing Date, no Loan Party is aware of any current or former employee that is a “whistleblower” as defined in Section 240.21F-2 of the Exchange Act.

(d)          Without limiting the generality of the foregoing, except where noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: any financial relationships of any Loan Party or any Subsidiary with any Person (i) comply with all Applicable Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Statute and applicable state anti-kickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (iii) do not obligate such Person to purchase, use, recommend, or arrange for the use of any products or services of the Borrower, any Loan Party, or any Subsidiary.

5.11      Margin Stock. No Loan Party or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12      Taxes. Each Loan Party and each of its Subsidiaries has filed all income and other material Tax Returns with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes reflected therein and all material Taxes otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party, as applicable, in accordance with GAAP, so long as any related Lien shall have no effect on the priority of the Liens in favor of the Agent. No Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Loan Party and each of its Subsidiaries, as applicable, from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities in accordance with Applicable Law. No Loan Party has been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent or has liability for Taxes of any other person by contract, as a successor or transferor or otherwise by operation of law.

5.13      Solvency. Both immediately before and after giving effect to (a) the Loan or Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loan or Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrowers, taken as a whole, are Solvent.

5.14      Environmental Matters. The on-going operations of each Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries have obtained, and maintain in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Loan Party and each of its Subsidiaries are in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or administrative proceeding, nor subject to any indemnification agreement respecting any Environmental Law, Environmental Claim or Hazardous Substance.

5.15      Insurance. Each Loan Party and its properties are insured with financially sound and reputable insurance companies reasonably satisfactory to the Lender, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. A true and complete listing of such insurance of the Loan Parties as of the Closing Date, including issuers and coverages, is set forth in Section 5.15 of the Disclosure Letter.

5.16      Information. All information heretofore or contemporaneously herewith furnished in writing by the Borrower or any other Loan Party to the Agent or the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Agent or the Lender pursuant hereto or in connection herewith will be true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which it was made (it being recognized by the Agent and the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and such differences may be material).

5.17      Intellectual Property.

(a)          Schedule 5.17(a) of the Disclosure Letter sets forth a true and complete list of all Patents (including patent applications), registered Trademarks, applications for registration of Trademarks, registered Copyrights and applications for registration of Copyrights owned by or exclusively licensed to any Loan Party or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). A Loan Party or a Subsidiary thereof exclusively owns, free and clear of all Liens, all right, title and interest in and to, all Registered Intellectual Property that is indicated on Schedule 5.17(a) of the Disclosure Letter as owned by such Loan Party or Subsidiary. All of the Registered Intellectual Property is subsisting, valid and enforceable. There are no facts (including any material prior art not disclosed to the applicable granting authority in connection with any issued Patents included in the Registered Intellectual Property) that would invalidate or render unenforceable any issued Patents included in the Registered Intellectual Property.

(b)          No Loan Party or any Subsidiary has received any written notice that the use or exploitation by such any Loan Party or Subsidiary of any Material Intellectual Property owned by or licensed to such Loan Party or Subsidiary, or the use, manufacture, sale or distribution of any Product, infringes or misappropriates the Intellectual Property of any third party and, to Borrower’s knowledge, there is no reasonable basis for any such claim. There is no reasonable basis for any claim that the making, having made, use, offer for sale, import or sale of any Product by Borrower or its agents (or use of any Product in accordance with its intended use) infringes or misappropriates the Intellectual Property of any third party. Except as listed on Schedule 5.17(b) of the Disclosure Letter, there are no written claims (including interferences, oppositions or cancellation actions) against any Loan Party or any Subsidiary thereof that are presently pending or, to the knowledge of Borrower, threatened, contesting the validity, ownership or enforceability of any of the Registered Intellectual Property and, to the knowledge of Borrower, no third party is infringing or misappropriating any of the Registered Intellectual Property (excluding patent applications). The Registered Intellectual Property is not subject to any outstanding order, injunction, judgment, decree or arbitration award restricting the use thereof. In the last twelve (12) months, no Loan Party or any Subsidiary thereof has taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the Registered Intellectual Property or any other Intellectual Property owned by any Loan Party or Subsidiary thereof.

(c)          Except as set forth on Schedule 5.17(c) of the Disclosure Letter, (i) no Loan Party or any Subsidiary has granted any licenses under Registered Intellectual Property or any other Material Intellectual Property owned by any Loan Party or any Subsidiary thereof to third parties; and (ii) no Loan Party or any Subsidiary thereof is party to any contract with any Person that limits or restricts the use of the Registered Intellectual Property or any other Material Intellectual Property owned by any Loan Party or any Subsidiary thereof that requires any payments for such use.

(d)          No Loan Party or any of its Subsidiaries has filed any disclaimer or made or permitted any other voluntary reduction in the scope of any Patent included in the Registered Intellectual Property. None of the Patents included in Registered Intellectual Property has been or is currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings and no such proceedings are, to the knowledge of Borrower, threatened.

(e)          Borrower has provided to Lender true, correct and complete copy of the Manufacturing Agreement. The Manufacturing Agreement is in full force and effect, is the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Law affecting creditors’ rights generally and general equitable principles. Borrower is not in breach, violation or default of any term of the Manufacturing Agreement and to its knowledge no other party to the Manufacturing Agreement is in breach, violation or default of any term thereof. Borrower has received no written notice from any Person to the effect that the Manufacturing Agreement is not an enforceable in accordance with its terms.

(f)           Each Loan Party and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted. The conduct and operations of the businesses of each Loan Party and each of its Subsidiaries do not and, to Borrower’s knowledge, the anticipated products of the Loan Parties and its Subsidiaries, upon their commercial release, will not, infringe upon, misappropriate, dilute or violate any Intellectual Property owned by any other Person. No Loan Party or any of its Subsidiaries has received any written notice or claim that (i) asserts any right, title or interest with respect to, or (ii) contests any right, title or interest of any Loan Party or any of its Subsidiaries in, any Intellectual Property, any anticipated products and applications derived or expected to be derived therefrom, or the development and commercialization of any products derived or expected to be derived therefrom. The Intellectual Property owned by the Loan Parties and their Subsidiaries is sufficient, and conveys adequate rights, title and interests, for the Borrower, the other Loan Parties and their Subsidiaries to develop and commercialize their anticipated products and Intellectual Property applications.

(g)          Each Loan Party and each of its Subsidiaries (either itself or through licensees) has (i) used each Trademark owned by it on each and every trademark class of goods in the ordinary course of business in order to maintain such Trademark in full force free from any claim of abandonment for non-use in any class of goods for which registration was obtained, (ii) maintained in the ordinary course of business the quality of products and services offered under such Trademark and taken all necessary steps to ensure that all licensed users of such Trademark maintain as in the past such quality, (iii) used such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law, (iv) not adopted or used any mark which is confusingly similar to or a colorable imitation of such Trademark that the Agent, for the benefit of the Lender, has not obtained a perfected security interest in, (v) not done any act or omitted to do any act whereby such Trademark may become invalidated or impaired in any way and (vi) no knowledge that any licensee or sublicensee has done any act or omitted to do any act whereby such Trademark may become invalidated or impaired in any way.

(h)          Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not done any act, or omitted to do any act, whereby any of its Patents may become forfeited, abandoned or dedicated to the public.

(i)            Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not acted or omitted to act whereby any portion of its Copyrights may become invalidated or otherwise impaired. Such Loan Party or such Subsidiary has not (either itself or through licensees) done any act whereby any portion of its Copyrights may fall into the public domain as a result of any such act.

(j)            Each Loan Party (either itself or through licensees) has used proper statutory notice in connection with the use of each of its Patents, Trademarks and Copyrights included in the Intellectual Property of such Loan Party.

(k)          Each Loan Party and each of its Subsidiaries has taken all reasonable and necessary steps, including, without limitation, in any proceeding before the Patent and Trademark Office, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of its Intellectual Property, including, without limitation, the payment of required fees and Taxes, the filing of responses to office actions issued by the Patent and Trademark Office and the Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(l)            No Loan Party or any of its Subsidiaries (either itself or through licensees) (i) has abandoned any of its Intellectual Property or (ii) has abandoned any right to file an application for letters patent, trademark, or copyright, in each case except where such abandonment could not reasonably be expected to have a Material Adverse Effect.

(m)        Each Loan Party and each of its Subsidiaries has done all things that are necessary and proper within such Loan Party’s or such Subsidiary’s power and control to keep each license of Intellectual Property, if any, held by such Loan Party or such Subsidiary as licensee or licensor in full force and effect.

(n)          Each Loan Party and each of its Subsidiaries has maintained all of its rights to its Internet Domain Names in full force and effect, except that each Loan Party and each of its Subsidiaries may elect not to renew any Internet Domain Name the failure of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.18      Labor Matters. No Loan Party or any of its Subsidiaries is subject to any labor or collective bargaining agreement which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no existing or threatened in writing strikes, lockouts or other labor disputes involving any Loan Party or any of its Subsidiaries. Hours worked by and payment made to employees of the Borrower, the other Loan Parties and any Subsidiary are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters except where such violations could not reasonably be expected to have a Material Adverse Effect.

5.19      No Default. No Loan Party or any of its Subsidiaries is in default under or with respect to any contractual obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.20      Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1    OFAC. Each Loan Party and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all applicable anti-money laundering and counterterrorism financing provisions of the Bank Secrecy Act of 1970 and all regulations issued pursuant to any of the foregoing. No Loan Party and no Subsidiary (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List, a terrorist list maintained by a U.S. Government Authority or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

5.20.2    PATRIOT Act. The Loan Parties and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.21      Non-Competes. None of the Loan Parties nor any of their executive officers is subject to a non-compete agreement that prohibits or would materially interfere with the development, commercialization or marketing of any Product.

5.22      Freedom to Operate.

(a)          (i) All Patent Rights are valid and enforceable and (ii) to the Borrower’s knowledge, no Person (A) is infringing any such Patent Rights or misappropriating any Know-How or (B) has challenged or threatened to challenge the validity or enforceability of any such Patent Rights.

(b)          Neither it nor any of Subsidiaries or Affiliates is subject to any binding agreement, whether written or oral, with respect to, or has otherwise assigned, transferred, licensed, or conveyed its right to develop, manufacture and/or commercialize the Specified Product.

(c)          The Patent Rights are owned solely by ADMA Biologics and are free and clear of any and all Liens, rights or claims of other Persons, other than Liens created under the Collateral Documents and other Permitted Liens.

(d)          There are no judgments or settlements against or owed by any Loan Party or any of its Subsidiaries or Affiliates and no pending litigation or, to its knowledge, claims that have been threatened in writing relating to the Patent Rights.

(e)          The research, development, manufacture, use and commercialization after the Closing Date of the Specified Product can be carried out by ADMA Biologics without, to Borrower’s knowledge, infringing any valid and enforceable issued patents owned or controlled by any Person.

(f)           No claims for liability for death or injury to any Person as a result of any defect in the Specified Product, or any statutory liability or any liability assessed with respect to any failure to warn, including any claims for liability for death or injury to any Person as a result of any clinical trial conducted with respect to the Specified Product have been asserted against the Borrower.

(g)          All preclinical and clinical investigations pertaining to the Specified Product and intended to be submitted to support Regulatory Approval are being conducted and have been conducted, in each case, in material compliance with Applicable Laws.

5.23      Hurricane Damage. Neither the Real Property located at either 5800 or 5900 Park of Commerce Blvd., NW, Boca Raton, Florida 33487 nor any Collateral located thereon or therein has been damaged or destroyed in any manner whatsoever based directly or indirectly on the occurrence in September, 2017 of Hurricane Irma with the exception of those items expressly listed on Schedule 5.23.

Section 6.           Affirmative Covenants. Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

6.1         Information. Furnish to the Agent and the Lender:

6.1.1        Annual Report. As soon as available and in any event within 120 days (or such earlier date on which ADMA Biologics is required to file a Form 10-K under the Exchange Act) after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2017, (i) the consolidated balance sheet of ADMA Biologics and its Subsidiaries as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of CohnReznick LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any explanatory paragraph expressing substantial doubt about the ability of ADMA Biologics and its Subsidiaries to continue as a going concern), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of ADMA Biologics and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of ADMA Biologics and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-K filed with the SEC via the EDGAR System).

6.1.2        Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which ADMA Biologics is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending September 30, 2017, (i) the consolidated balance sheet of ADMA Biologics and its Subsidiaries as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of the chief financial officer of ADMA Biologics stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of ADMA Biologics and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 6.1.1, subject to normal year-end audit adjustments, and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year (it being understood that the information required by this Section 6.1.2 may be furnished in the form of a Form 10-Q filed with the SEC via the EDGAR System).

6.1.3        Monthly Reports. Commencing with respect to the first calendar month after the Closing Date, promptly when available and in any event within 45 days of the end of such calendar month and each subsequent calendar month (including any calendar month ending December 31), a consolidated cash balance sheet of ADMA Biologics and its Subsidiaries as of the end of such calendar month, together with consolidated statements of income and cash flows for such period, all certified by the chief financial officer of ADMA Biologics.

6.1.4        Compliance Certificate. Contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.1.1, 6.1.2 and 6.1.3, a duly completed Compliance Certificate signed by the chief financial officer of ADMA Biologics to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby.

6.1.5        Revenues. As soon as practicable, and in any event not later than 30 days after ADMA Biologics is required to file its Form 10-Q under the Exchange Act for each calendar quarter, an historical drug-by-drug breakdown of revenues and cost of goods for such calendar quarter.

6.1.6        Board Minutes. Unless the Agent or Lender shall have provided the Borrower not less than thirty (30) days’ prior written notice of the Lender’s election to no longer require the delivery of some all of the following items, as soon as practicable, and in any event not later than 2 weeks after each meeting of ADMA Biologics’ board of directors, copies of the minutes of such meeting together with copies of the board packets provided to the board of directors in connection with each such meeting. Unless the Agent or Lender shall have provided the Borrower not less than thirty (30) days’ prior written notice of the Lender’s election to no longer require the delivery of some all of the following items, as soon as practicable, and in any event not later than 2 weeks after each meeting of ADMA Biologics’ board of directors, copies of the minutes of such meeting together with copies of the board packets provided to the board of directors in connection with each such meeting. Notwithstanding anything in this Section 6.1.6 to the contrary, ADMA Biologics shall have the right to redact from any such materials (a) discussions which relate solely to the Loans, or the Borrower’s general strategy regarding the credit facility contemplated by this Agreement or (b) other information which the Borrower reasonably believes, based on the advise of its legal counsel, would create or jeopardize the attorney-client privilege.

6.1.7        Notice of Default; Litigation; ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or a Default;

(b)          any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened in writing against any Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(c)          any judgment, order or decree for the payment of money which has been rendered against any Loan Party or any of its Subsidiaries and which individually or in the aggregate with all such other judgments, orders or decrees totals $500,000 or more;

(d)          any cancellation or material change in coverage in any insurance maintained by the Borrower or any other Loan Party; or

(e)          any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) any violation or noncompliance with any Applicable Law or (iii) any breach or nonperformance of, or any default under, any contractual obligation of any Loan Party or any of its Subsidiaries), in all cases which could reasonably be expected to have a Material Adverse Effect.

6.1.8        Budgets. As soon as practicable, and in any event not later than 30 days after ADMA Biologics is required to file a Form 10-K under the Exchange Act for each Fiscal Year, a budget of the Borrower and its Subsidiaries for such Fiscal Year (including a quarterly working capital and capital expenditure budget) prepared in a manner satisfactory to the Lender, accompanied by a certificate of the chief financial officer of ADMA Biologics to the effect that (a) such budget was prepared by ADMA Biologics in good faith, (b) ADMA Biologics has a reasonable basis for the assumptions contained in such budget and (c) such budget has been prepared in accordance with such assumptions.

6.1.9        Notice of Debt Incurrence and Equity Issuances. In the event any Borrower desires to incur additional indebtedness for borrowed money and/or issue any equity interests of such Borrower, in each case, in excess of $5,000,000, then within two (2) Business Days of consummating any such transaction such Borrower shall provide written notice thereof to the Agent, which such notice shall include, without limitation, the terms and conditions of such transaction. Notwithstanding the foregoing, in no event shall the provisions of this Section 6.1.9 be deemed to constitute the Agent’s and/or the Lender’s consent to any such transaction.

6.1.10    Donor Account Statements. As soon as available, and in any event within ten (10) Business Days following the end of each month, all Donor Account bank statements for the immediately preceding month.

6.1.11    Amendments to BPC Agreements6.1.12 Prior to entering into any amendment, supplement or modification to any BPC Agreement, the Borrower shall provide the Agent and the Lender a copy of such proposed amendment, supplement and/or modification.

6.1.13    Other Information. Promptly from time to time, such other financial information concerning the Borrower and any of its Subsidiaries as the Lender or the Agent may reasonably request.

Notwithstanding anything contained in this Section 6.1 to the contrary, the Lender (in its sole discretion) shall have the option at any time to elect not to require the Borrower to deliver any or all of the information required by this Section 6.1, which such election, if exercised by the Lender, shall be provided in writing by the Lender or Agent to the Borrower.

6.2         Books; Records; Inspections.

(a)          Keep, and cause each Loan Party and each of its Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

(b)          Permit, and cause each other Loan Party to permit, at reasonable times during business hours and with reasonable prior notice, the Agent, the Lender, or any representative of the foregoing to: (i) inspect (at the sole expense of the Borrower) the properties and operations of the Borrower or any such Loan Party; provided that such inspections shall occur no more often than one every six months, unless an Event of Default has occurred and is continuing; (ii) visit any or all of its offices, to discuss its financial matters with its directors or officers and its independent auditors, if any (and the Borrower hereby authorizes such independent auditors, if any, to discuss such financial matters with the Lender or the Agent or any representative thereof), (iii) examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other records; and (iv)(A) inspect the Collateral and other tangible assets of the Borrower or any such Loan Party, (B) perform appraisals of the equipment and Real Estate of the Borrower or any such Loan Party, and (C) inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, for purposes of or otherwise in connection with conducting a review, audit or appraisal of such books and records. Borrower will pay the Lender the reasonable out-of-pocket costs and expenses of any audit or inspection of the Collateral promptly after receiving the invoice; provided that Borrower shall not be required to reimburse the Bank for the foregoing expenses relating to more than one such inspection or audit in any calendar year unless an Event of Default has occurred and is continuing, in which event Borrower shall be required to reimburse Bank for any and all of the foregoing expenses. Notwithstanding anything contained in this Section 6.21(b) to the contrary, if an Event of Default shall have occurred and be continuing or the Lender believes in good faith that such inspections are necessary to preserve or protect the Collateral, then the Agent, the Lender, or any representative of the foregoing may take any of the actions specified in clauses (i) through (iv) of this Section 6.2(b) without prior notice to the Borrower, but shall endeavor in good faith to provide the Borrower subsequent notice.

6.3         Maintenance of Property; Insurance.

(a)          Keep, and cause each other Loan Party and each of its Subsidiaries to keep, all property necessary in the business of the Borrower, such other Loan Party or such Subsidiary in good working order and condition, ordinary wear and tear excepted, and maintain, and cause each other Loan Party to maintain, its Material Intellectual Property in accordance with the provisions of the Collateral Documents.

(b)          Maintain, and cause each other Loan Party and each of its Subsidiaries to maintain, with responsible insurance companies, such insurance coverage as shall be required by Applicable Laws, and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of the Agent or the Lender and to the extent not previously delivered to the Agent or Lender, the Borrower shall furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and each other Loan Party. The Borrower shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent as a mortgagee and lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Lender.

(c)          Unless the Borrower provides the Agent or Lender with evidence of the continuing insurance coverage required by this Agreement, the Lender (or the Agent at the direction of the Lender) may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at the Borrower’s expense to protect the Agent’s and the Lender’s interests in the Collateral. This insurance may, but need not, protect the Borrower’s and each other Loan Party’s interests. The coverage that the Lender or Agent purchases may, but need not, pay any claim that is made against the Borrower or any other Loan Party in connection with the Collateral. If the Lender or Agent purchases insurance for the Collateral, as set forth above, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of such insurance may be added to the principal amount of either Loan owing hereunder as determined by the Lender in its sole discretion.

(d)          To, and to cause each Loan Party and each of its Subsidiaries to: (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (ii) promptly advise the Agent in writing of any infringement of which it is aware by a third party of its Intellectual Property; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without the Lender’s (or Agent’s at the direction of Lender) prior written consent.

6.4         Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party and each of its Subsidiaries to comply, with all Applicable Laws and all indentures, agreements and other instruments binding upon it or its property, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party and each of its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls a Loan Party or one of its Subsidiaries is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the United States Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order 13224, any related enabling legislation or any other similar executive orders; (c) without limiting clause (a) above, comply and cause each other Loan Party and each of its Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) timely prepare and file all income and other material Tax Returns required to be filed by Applicable Law and pay, and cause each other Loan Party and each of its Subsidiaries to pay, prior to delinquency, all income and other material Taxes against it or any of its property, as well as claims of any kind which, if unpaid, could reasonably become a Lien on any of its property; provided that the foregoing shall not require the Borrower, any other Loan Party or any of their Subsidiaries to pay any such Tax or charge so long as (a) it shall promptly contest the validity thereof in good faith by appropriate proceedings, (b) it shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the related Lien shall have no effect on the priority of the Liens in favor of the Agent.

6.5         Maintenance of Existence. Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party and each of its Subsidiaries to maintain and preserve, (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary.

6.6         Governmental Approvals. Obtain and keep in full force and effect all Governmental Approvals (a) relating to each Product and the Biotest Therapy BU and (b) necessary for the performance by the Borrower and its Subsidiaries of their obligations under the Loan Documents. The Borrower shall promptly provide the Agent copies of any and all Governmental Approvals obtained by the Borrower or any of its Subsidiaries relating to the Biotest Therapy BU.

6.7         Environmental Matters. If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any real property of any Loan Party or any of its Subsidiaries, cause, or direct the applicable Loan Party or Subsidiary to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property as is necessary to comply with all Environmental Laws except as could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party and Subsidiary to, comply with each Applicable Law and judicial or administrative order requiring the performance at any real property by any Loan Party or any of its Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. If any violation of any Environmental Law shall occur or shall have occurred at any real property or any other assets of any Loan Party or any of its Subsidiaries or otherwise in connection with their operations, cause, or direct the applicable Loan Party or Subsidiary to cause, the prompt correction of such violation.

6.8         Further Assurances.

(a)          Further Assurances. Promptly upon request by the Lender or Agent, take, and cause each other Loan Party and each of its Subsidiaries to take, such additional actions as the Lender or Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lender the rights granted or now or hereafter intended to be granted to the Agent and the Lender under any Loan Document.

(b)          Additional Subsidiaries. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Lender, cause, and cause each of the Loan Parties to cause, each of their Subsidiaries (and with respect to any Subsidiary formed or acquired after the Closing Date, simultaneously with the formation or acquisition of such Subsidiary) to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Lender, a first priority security interest in all of such Subsidiary’s property to secure such guaranty, subject to no Liens other than Permitted Liens, in each case pursuant to the execution and delivery of a joinder to the Security Agreement and such other documents as may be reasonably requested by and in form and substance reasonably satisfactory to the Lender. Furthermore and except as otherwise approved in writing by the Lender the Borrower shall, and shall cause each of its Subsidiaries (including, any such Subsidiary formed or acquired after the Closing Date) to, pledge (i) all of the Capital Stock of each of its Subsidiaries that are not CFCs and (ii)(A) all of the nonvoting Capital Stock of each of its Subsidiaries that are CFCs, and (B) 65% of the voting Capital Stock of each of its Subsidiaries that are CFCs if the pledge of a greater percentage of such voting Capital Stock could reasonably be expected to result in a material adverse tax consequence for the Borrower under Section 956 of the IRC (and 100% of such voting Capital Stock if no such material adverse tax consequence could reasonably be expected) to the Agent, for the benefit of the Lender, to secure the Obligations, in each case pursuant to documents in form and substance reasonably satisfactory to the Lender. In connection with each pledge of Capital Stock that is certificated, the Borrower and each other Loan Party shall simultaneously with the execution of the foregoing pledge documentation deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance satisfactory to the Lender.

(c)          Collateral Access Agreements. The Borrower and each other Loan Party shall be under an ongoing obligation to obtain a Collateral Access Agreement from the lessor of each leased property and bailee in possession of any Collateral with a book value in excess of $100,000 with respect to each location in the United States where any Collateral is stored or located, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Lender.

(d)          Intellectual Property. Without limiting the requirements of the Collateral Documents, in the event that any Loan Party shall acquire, develop, or otherwise obtain, register or seek to register any Patent, Copyright, Trademark, or other Intellectual Property with any United States Governmental Authority, or obtain, register or seek to register any application for, or license in respect of, any of the foregoing, the Borrower shall notify the Agent, in the case of an application to register a Copyright, within five (5) Business Days thereof, and in the case of any other application seeking to register or apply for Intellectual Property, on a quarterly basis concurrently with the delivery of the reports required under Section 6.1.3, and shall promptly thereafter execute and deliver to the Agent, for the benefit of the Lender, such Intellectual Property security agreements, other Collateral Documents or other documents as the Lender or the Agent may request in order to secure and perfect the security interest in respect of such Intellectual Property.

(e)          Registered Intellectual Property. The Borrower shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are necessary to preserve and maintain the Registered Intellectual Property, including payment of applicable maintenance fees or annuities, and (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of Patents included in the Registered Intellectual Property.

6.9         Conference Calls. After delivery of the financial statements pursuant to Sections 6.1.1, 6.1.2 and 6.1.3, at the request of the Lender or Agent, at reasonable times during business hours and with reasonable prior notice, cause the chief financial officer of ADMA Biologics to participate in conference calls with the Lender to discuss, among other things, the financial condition of the Loan Parties and any financial or earnings reports.

6.10      Tranche Two Hurdle Notice. As promptly as practicable, and in any event within three (3) Business Days after the satisfaction of the Tranche Two Hurdle, the Borrower shall deliver to Agent the Tranche Two Hurdle Notice.

6.11      Debt Service Reserve Account. The Borrowers shall, on or prior to the Closing Date, cause to be deposited into the Debt Service Reserve Account not less than $5,500,000. The Borrowers shall at all times maintain a balance in the Debt Service Account of not less than the greater of (a) $4,000,000 plus the Florida Landlord Reserve Amount and (b) the aggregate interest payments that would be payable to the Lender on the outstanding principal balance of the Loans for the immediately succeeding twelve (12) month period (the “Required Minimum Amount”), which such Required Minimum Amount shall be calculated on the first business day of each month based on the Contract Rate in effect and the principal Loan balance outstanding as of such date (the “Calculation Date”). If on any Calculation Date the amount on deposit in the Debt Service Account shall be less than the Required Minimum Amount (such shortfall, the “Shortfall Amount”), then within five (5) Business Days following the Lender’s (or the Agent’s, at the direction of Lender) demand therefor the Borrower shall deposit, or cause to be deposited, the Shortfall Amount into the Debt Service Reserve Account. Following the reduction of the Florida Landlord Reserve Amount to zero ($0), and so long as no Event of Default shall have occurred and then be continuing, the Borrowers shall be permitted to direct Agent to cause the remittance from the Debt Service Account to another deposit account of a Borrower covered by a Control Agreement of an amount not greater than $1,500,000.

6.12      Bankruptcy. In the event any bankruptcy case is filed by any Borrower, such case shall be filed in the Bankruptcy Court for the District of Delaware (the “Delaware Court”) and Borrower acknowledges that exclusive venue in the District of Delaware is appropriate based on, among other things (i) each Borrower’s desire that such case be filed in the Delaware Court, (ii) the fact that the Delaware Court constitutes a convenient jurisdiction for each Borrower and those of its creditors and witnesses which or who would be required to appear in connection with any such bankruptcy case; (iii) the fact that public interest favors administration of any such bankruptcy case in the Delaware Court; and (iv) the fact that practical considerations support venue in the Delaware Court.

6.13      Post-Closing Obligations.

(a)          Borrower shall cause to be delivered to Agent, within sixty (60) days of the Closing Date, a freedom to operate opinion, in form and substance acceptable to the Lender, with respect to RI-002.

(b)          Borrower shall cause to be delivered to Agent, within five (5) Business Days of the Closing Date, evidence that the Morgan Stanley Account has been closed and all of the proceeds thereof shall have been deposited into a deposit account or securities account subject to a Control Agreement covering such deposit account or securities account, as applicable, on terms satisfactory to Agent and Lender.

(c)          Borrower shall cause to be delivered to Agent, within thirty (30) days of the Closing Date, the landlord consents and other agreements provided for in the definition of Florida Landlord Reserve Amount in order to reduce the Florida Landlord Reserve Amount to zero ($0).

Section 7.           Negative Covenants. Until the Obligations are Paid in Full, the Borrower agrees that, unless at any time the Lender or the Agent, on behalf of and at the direction of the Lender, shall otherwise expressly consent in writing (such consent to be withheld in the Lender’s sole discretion), it will:

7.1          Debt. Not, and not suffer or permit any Loan Party or any other Subsidiary, to, create, incur, assume or suffer to exist any Debt, except:

(a)          Obligations under this Agreement and the other Loan Documents;

(b)          Debt in respect of Capital Leases and purchase money Debt, in each case incurred in the ordinary course of business for the purpose of financing all or any part of the cost of acquiring, repair, construction or improvement of fixed or capital assets; provided that (i) the aggregate principal amount of all such Debt at any time outstanding shall not exceed $2,750,000 and (ii) the principal amount of such Debt does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Debt (each measured at the time of such acquisition, repair, improvement or construction is made;

(c)          Debt existing as of the Closing Date and described in Section 7.1 of the Disclosure Letter and any Refinancing thereof (other than the (i) Biotest Obligations and (ii) Debt outstanding under the Existing Loan Facility which shall be paid in full on the Closing Date from the proceeds of Loan A and Loan B );

(d)          Biotest Obligations in an aggregate principal amount not to exceed $15,000,000, plus accrued interest thereon that is paid-in-kind and added to the principal balance thereof in accordance with the terms of the Biotest Debt Documents, and any Refinancing thereof so long as concurrently with the closing of any such Refinancing the lenders or investors (or any agent with the power to enter into a binding obligation on behalf of such lenders or investors) in respect of such Refinancing enter into a Subordination Agreement;

(e)          Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two (2) Business Days of notice to the Borrower or the relevant Subsidiary of its incurrence.

(f)           unsecured Debt to trade creditors incurred in the ordinary course of business;

(g)          Debt incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h)          Debt incurred in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services and other similar arrangements of Borrower or any Subsidiary, in each case in the ordinary course of business;

(i)            Debt owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year; and

(j)            Debt incurred in connection with letters of credit that are secured solely by cash or cash equivalents and issued on behalf of the borrower in an aggregate amount outstanding not to exceed $250,000 at any given time.

7.2         Liens. Not, and not suffer or permit any Loan Party or any other Subsidiary to, create or permit to exist any Lien on (i) any Acquired Asset, (ii) the Donor Account or (iii) any of its other real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except, in the case of the foregoing clause “(iii)”:

(a)          Liens arising under the Loan Documents;

(b)          Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, provided that such Lien shall have no effect on the priority of the Liens in favor of the Agent;

(c)          (i) Liens of carriers, warehousemen, mechanics, customs brokers, landlords and materialmen and other similar Liens imposed by law so long as such Liens attach only to inventory securing liabilities in an aggregate amount not to exceed $100,000, which are not at the time delinquent or thereafter payable without penalty, or which are being diligently contested in good faith by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(d)          Liens existing as of the Closing Date and described in Section 7.2 of the Disclosure Letter (other than Liens in favor of Prior Lender which shall be released or terminated on the Closing Date);

(e)          Liens securing Debt permitted by Section 7.1(b); provided, however, that any such Lien (i) attaches only to the property being leased or financed and any accessions thereto and proceeds thereof and (ii) attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired and any accessions thereto and proceeds thereof;

(f)           attachments, appeal bonds, judgments and other similar Liens in connection with judgments the existence of which do not constitute an Event of Default;

(g)          easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)          any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(i)            leases, licenses, subleases or sublicenses (other than of Intellectual Property) granted to third parties in the ordinary course of business which do not interfere in any material respect with, or materially detract from the value of, the business of the Borrower and its Subsidiaries, taken as a whole, and if such leases, licenses, subleases or sublicenses do not prohibit granting the Agent a Lien therein;

(j)            Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(k)          bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses;

(l)            the replacement, extension or renewal of any Lien permitted by clause (d) above upon or in the same property subject thereto arising out of the Refinancing of the Debt secured thereby;

(m)        Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness; and

(n)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

7.3         Restricted Payments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding (including the Capital Stock that comprises any Investment in a joint venture in which a Subsidiary is a stockholder or partner) or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”), except:

(a)          any Loan Party may purchase, redeem or acquire for value any Capital Stock or Stock Equivalents issued by any Loan Party that is a Subsidiary;

(b)          each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Loan Party;

(c)          the Borrower may make repurchases of Capital Stock from any present or former employee, director, officer or consultant upon the death, disability or termination of employment of such employee, director, officer or consultant, pursuant to a stock repurchase program approved by the Board of Directors of the Borrower, provided that such repurchases do not exceed $50,000 during any Fiscal Year;

(d)          repurchase equity upon withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee or consultant to pay for the Taxes payable by such Person upon such grant or award (or upon vesting thereof); and

(e)          repurchase, redeem or otherwise acquire Capital Stock with the proceeds from equity contributions or issuances of new Capital Stock, or in exchange for new Capital Stock.

For the avoidance of doubt, Investments permitted by Section 7.10 shall not constitute Restricted Payments.

7.4         Mergers; Consolidations; Asset Sales.

(a)          Not, and not suffer or permit any Loan Party or any other Subsidiary to enter into any Acquisition, or to be a party to any merger, consolidation or amalgamation.

(b)          Not, and not suffer or permit any Loan Party or any other Subsidiary to, sell, transfer, dispose of, convey, lease or license any of its assets (including Intellectual Property) or the Capital Stock of any Loan Party or any other Subsidiary, or sell or assign with or without recourse any receivables (any such transaction, a “Disposition”), except:

(i)            Dispositions of inventory, or worn-out or surplus equipment, all in the ordinary course of business, in each case so long as the proceeds of each such Disposition are promptly (but in any event not later than three (3) Business Days after such Loan Party’s receipt thereof) remitted to Agent, for the benefit of Lender, as a prepayment of the Loans. Such prepayment shall be applied to prepayment of the Loans in accordance with the terms of Section 2.7;

(ii)         other Dispositions (including without limitation Dispositions of assets not necessary or useful to the business) not to exceed $1,000,000 in the aggregate during any calendar year; provided, however, such Dispositions shall not include real property, cash, Cash Equivalent Investments or, except as provided in clause (b)(v) below, Intellectual Property (including exclusive licenses thereof), in each case so long as (A) at the time of such Disposition no Event of Default shall exist or result therefrom, (B) 100% of the aggregate sales price for such Disposition is paid in cash, (C) such Disposition is made in an arms-length transaction for fair market value, as supported by back-up documentation reasonably acceptable to Agent and Lender and (D) the proceeds of each such Disposition are promptly (but in any event not later than three (3) Business Days after such Loan Party’s receipt thereof) remitted to Agent, for the benefit of Lender, as a prepayment of the Loans. Such prepayment shall be applied to prepayment of the Loans in accordance with the terms of Section 2.7;

(iii)        any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property so long as the proceeds of such condemnation, seizure or taking are promptly (but in any event not later than three (3) Business Days after such Loan Party’s receipt thereof) remitted to Agent, for the benefit of Lender, as a prepayment of the Loans. Such prepayment shall be applied to prepayment of the Loans in accordance with the terms of Section 2.7;

(iv)         the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business;

(v)           the lapse of any Intellectual Property of Borrower and its Subsidiaries, other than any Material Intellectual Property;

(vi)         the abandonment or other disposition of a lease or sublease of real property or personal property that is, in the reasonable business judgment of Borrower, not used or useful or is no longer economically practicable in the conduct of the business of the Borrower or any of its Subsidiaries;

(vii)        the assignment to BPC of the real property leases covering the (A) 6290 Jimmy Carter Boulevard, Suite 206-208 Norcross, GA 30071 and (B) Terrace at Windy Hill (Suites 220 and 212) 3000 Windy Hill Road SE Marietta, Georgia 30067 locations and the other Acquired Assets (as defined in the Biocenters Purchase Agreement as in effect on the Closing Date), in each case in accordance with the express terms and conditions of the Biocenters Purchase Agreement as in effect on the Closing Date; and

(viii)      the license or transfer of assets in accordance with the express terms and conditions of the BPC Agreements.

Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, without the prior written consent of the Lender (which such consent may be withheld by the Lender in its sole discretion), , neither the Borrower nor any other Loan Party shall at any time (a) transfer and/or move any machinery or equipment to or (b) purchase any machinery or equipment for use at, a Specified Leased Location if the fair market value of the machinery and equipment so intended to be transferred, moved and/or purchased, together with the fair market value of all other machinery and equipment so transferred or moved to and/or purchased for use at a Specified Leased Location since the Closing Date, would exceed $10,000 in the aggregate provided, that in the event any machinery or equipment constituting an Acquired Asset located at a Specified Leased Location is required to be replaced in accordance with Section 8a.(i)(2) of the Biocenters Purchase Agreement, the Borrower may purchase replacement machinery and equipment for use at a Specified Lease Location so long as (1) the Borrower finances each such purchase with the proceeds of purchase money Debt permitted under the terms of Section 7.1(b) and (2) the aggregate purchase price paid by the Borrower for such machinery and equipment does not exceed (1) $175,000, with respect to the Specified Lease Location located at 3000 Windy Hill Road SE, Suites 212 and 220, Marietta, Georgia 30067 and (2) $106,000, with respect to the Specified Lease Location located at 6290 Jimmy Carter Boulevard, Suites 206-208 and 210, Norcross, Georgia 30071.

7.5         Modification of Organizational Documents; Biotest Debt Documents.

(a)          Not waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of the Borrower or any other Loan Party or any Subsidiary, in each case except for those amendments and modifications that do not materially adversely affect the interests of the Agent or the Lender under the Loan Documents or in the Collateral (it being understood and agreed that any adverse impact on the effectiveness or validity of any Collateral Document or the Liens granted to the Agent thereunder shall each be deemed to materially adversely affect such interests of the Agent and the Lender). Notwithstanding the foregoing, each Loan Party may change its name, provided that such Loan Party (i) gives at least ten (10) days’ prior written notice thereof to the Agent and (ii) concurrently with the effectiveness of such name change, delivers to the Agent for filing properly completed uniform commercial code financing statements for the filing thereof by the Agent reflecting the new name and any other filings and documents required by law or the Loan Documents to provide the Agent with a continuing, perfected first priority Lien (subject only to Permitted Liens) in the Collateral of such Loan Party.

(b)          Not, and shall not permit any Loan Party or any other Subsidiary to, amend, modify or otherwise change the terms of the Biotest Debt Documents in a manner prohibited by the terms of the BPC Subordination Agreement.

7.6         Use of Proceeds. Not use the proceeds of the Loan for any purposes other than as expressly provided in Section 2.1.2.

7.7         Transactions with Affiliates. Not, and not suffer or permit any Loan Party or any other Subsidiary to, enter into any transaction or arrangement with any Affiliate of any such Loan Party or of any such Subsidiary, except:

(a)          transactions that are consummated in the ordinary course of Borrower’s business on arm’s-length terms, in each case as approved by the Board of Directors of the Loan Party, Subsidiary and Affiliate, as applicable;

(b)          transactions consummated with BPC in accordance with the express terms and conditions of the BPC Agreements;

(c)          Investments permitted pursuant to Section 7.10(h) and (i);

(d)          director compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with respect to directors of the Borrower and its Subsidiaries; and

(e)          officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with respect to officers and employees of the Borrower and its Subsidiaries.

7.8         Inconsistent Agreements; Negative Pledge. Not, and not suffer or permit any other Loan Party or any other Subsidiary to, enter into any agreement containing any provision which would (i) prohibit the Borrower or any other Loan Party from granting to the Agent and the Lender a Lien on any of its assets or prohibit any other Subsidiary from granting to the Agent and the Lender a Lien on any of its assets, (ii) other than pursuant to the Loan Documents, create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (x) pay dividends or make other distributions to the Borrower or any Subsidiary, or pay any Debt owed to the Borrower or any Subsidiary, (y) make loans or advances to the Borrower or any Subsidiary or (z) transfer any of its assets or properties to the Borrower or any Subsidiary except, in each case, the prohibitions and limitations set forth in the Biotest Debt Documents as in existence on the Closing Date or as may be amended pursuant to the terms hereof and the BPC Subordination Agreement, (iii) create or permit to exist or become effective any Lien or encumbrance on the Donor Account (other than in favor of Agent) or (iv) create or permit to exist or become effective any Lien or encumbrance on any Acquired Assets.

7.9         Business Activities. Not, and not suffer or permit any Loan Party to, engage in any line of business other than the business engaged in by each Loan Party on the Closing Date or reasonably similar or related thereto (or incidental or ancillary thereto or a reasonable extension thereof).

7.10      Investments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, make or permit to exist, any Investment in any other Person, except the following:

(a)          Investments constituting Debt permitted by Section 7.1(c);

(b)          Contingent Obligations constituting Debt permitted by Section 7.1;

(c)          Cash and Cash Equivalent Investments;

(d)          Investments existing as of the Closing Date and set forth in Section 7.10 of the Disclosure Letter;

(e)          extensions of trade credit in the ordinary course of business;

(f)           notes payable, or stock or other securities issued by an account debtor pursuant to settlement in the ordinary course of business of such account debtor’s Accounts owing to the Borrower or its Subsidiaries;

(g)          Investments in joint ventures or strategic alliance entered into in the ordinary course of the Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that cash investments in such joint ventures and strategic alliances shall not exceed $500,000 in the aggregate during the period commencing on the Closing Date and ending on the date all Obligations are Paid in Full;

(h)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time, (ii) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Capital Stock of Borrower so long as the proceeds of such loans are used in their entirety to purchase such Capital Stock in Borrower;

(i)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement or partial settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)           Investments in newly-formed Subsidiaries, not to exceed $4,000,000 in the aggregate for all such Investments, so long as such Subsidiaries are subject to the terms of this Agreement and the Collateral Documents, as applicable (including without limitation compliance with Section 6.8(b));

(k)           transactions permitted under Section 7.4;

(l)            subject to the last paragraph of Section 7.4, payments made by Borrower to BPC as required by the express terms and conditions of the BPC Agreements; and

(m)         the build out, construction or acquisition by the Borrower of blood plasma collection centers in the United States (the “Blood Center Acquisitions”) so long as (A) the costs of such Blood Center Acquisitions do not exceed in the aggregate the lesser of (i) $3,000,000 and (ii) 150% of the average total cost per collection center incurred by Borrower in the build out of its existing FDA approved blood plasma collection centers; (B) the Borrower shall have provided the Lender and Agent not less than thirty (30) days written notice prior to the commencement or consummation of each such Blood Center Acquisition, as the case may be, (C) the Borrower shall have provided the Lender and Agent all such documentation relating to each such Blood Center Acquisition as the Lender or Agent shall reasonable request, (D) prior to the commencement or consummation of each such Blood Center Acquisition, as the case may be, the Borrower shall have taken, and have caused each other Loan Party and Subsidiary, as applicable, to have taken, all such action, including without limitation the execution and delivery to the Lender and Agent of all such documentation, as the Lender or Agent shall reasonably request to perfect the Agent’s first priority security interest in all assets (including, without limitation, real property) in which Borrower, any Loan Party or any Subsidiary has an interest or will acquire and interest in connection with each such Blood Center Acquisition.

7.11     Fiscal Year. Not, and not suffer or permit any other Loan Party to, change its Fiscal Year without the prior written consent of the Lender or, at the direction of the Lender, Agent.

7.12     Deposit Accounts and Securities Accounts; Donor Account.

(a)          Not, and not suffer or permit any Loan Party to, maintain or establish any deposit account or securities account (other than the deposit accounts and securities accounts set forth in Section 7.12 of the Disclosure Letter, the Donor Account or other Excluded Accounts) without prior written notice to the Agent and unless the Agent, the Borrower or such other applicable Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms reasonably satisfactory to the Agent.

(b)          Not maintain, or cause to be maintained, on deposit in the Donor Account an aggregate account balance in excess of $50,000 at any time.

(c)          Not, and not suffer or permit any other Loan Party or any other Person to, make deposits, or otherwise transfer any funds, into the Donor Account if such deposit and/or transfer would cause the amount then on the deposit in the Donor Account to at any time exceed $50,000.

(d)          Not, and not suffer or permit any other Loan Party or any other Person to, make or cause to be made any withdrawal from the Donor Account for any purpose other than to compensate, in the ordinary course of Borrower’s business, Borrower’s blood plasma donors for blood plasma donations.

7.13     Sale-Leasebacks. Not, and not suffer or permit any Loan Party or any other Subsidiary to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.14     Hazardous Substances. Not, and not suffer or permit any other Loan Party or any of its Subsidiaries to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any of its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, under no circumstances will any Loan Party cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Loan Party.

7.15      ERISA Liability. Not permit any liability under ERISA and the sponsorship of any “pension plan” of any liability subject to Title IV of ERISA.

7.16      Liquidity. Not suffer or permit Liquidity to be less than $4,000,000 plus the Florida Landlord Reserve Amount at any time (the “Minimum Liquidity Requirement”). In the event the Borrowers shall at any time fail to be in compliance with the Minimum Liquidity Requirement (such failure, a “Liquidity Covenant Default”), then ADMA Biologics shall have the right to cure the Liquidity Covenant Default on the following terms and conditions:

(a)          ADMA Biologics shall deliver to the Agent, within five (5) Business Days following the occurrence of such Liquidity Covenant Default, written notice of its intent to raise additional equity to cure such Liquidity Covenant Default (a “Cure Notice”).

(b)           In the event ADMA Biologics delivers a Cure Notice, ADMA Biologics shall have a period of not more than thirty (30) days from the date on which the Liquidity Covenant Default shall have occurred (the “Cure Period”) to cause a cash equity contribution (a “Specified Equity Contribution”) in an amount equal to the Liquidity Covenant Cure Amount (as hereafter defined) to be infused into ADMA Biologics by remittance thereof directly to the Debt Service Reserve Account. In the event ADMA Biologics shall (a) have caused the Specified Equity Contribution to be remitted to the Debt Service Reserve Account within the Cure Period, then the Liquidity Covenant Default shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the Liquidity Covenant Default or (b) fail to cause the Specified Equity Contribution to be remitted to the Debt Service Reserve Account within the Cure Period, then an Event of Default shall immediately be deemed to have occurred based on such Liquidity Covenant Default (retroactively to the date of the occurrence of the applicable Liquidity Covenant Default). For purposes hereof, the term “Liquidity Covenant Cure Amount” shall mean the amount which, if added to the amount of cash then on deposit in the Debt Service Reserve Account, would result in ADMA Biologics being in compliance with the Minimum Liquidity Requirement.

(c)          Notwithstanding anything contained in this Agreement to the contrary, until expiration of the Cure Period, neither the Agent nor the Lender may exercise any remedies specified in this Agreement (or any other Loan Document) arising solely from an Event of Default resulting from a Liquidity Covenant Default so long as the Cure Notice has been timely given to the Agent; provided, that, if not yet funded, the Lender shall have no obligation to fund the Tranche Two Loan unless and until the Specified Equity Contribution is made.

7.17      Subordinated Debt. Not (a) make or permit any payment on any Subordinated Debt, except, in the case of the Biotest Obligations, for regularly scheduled payments of interest permitted by the Subordination Agreement so long as no Event of Default exists immediately prior to the making of such payment or would result immediately after giving effect to the making of such payment or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations.

7.18      Amendments to BPC Agreements. Not amend, supplement, waive or otherwise modify any term or provision of any BPC Agreement and/or the Biocenters Purchase Agreement in a manner adverse to Agent or Lender or which could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the term “Acquired Assets” set forth in the Biocenters Purchase Agreement (as in effect on the Closing Date) shall not be amended without the prior written consent of the Lender, which may be withheld for any reason whatsoever in the Lender’s sole discretion.

Section 8.           Events of Default; Remedies.

8.1         Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

8.1.1        Payment Default. (a) Any default shall occur in the payment when due of the principal or interest of any Loan, or (b) any default shall occur in the payment of any other Obligations not cured within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration in accordance with the terms of this Agreement).

8.1.2        No Default Under Other Debt; Material Contracts.

(a)          Any default shall occur under the terms applicable to any Debt (other than the Obligations and the Biotest Obligations) of any Loan Party or any of its Subsidiaries having an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower, any other Loan Party or any of their Subsidiaries to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its scheduled maturity.

(b)           Any breach or non-performance of, or any default under, any agreement (including, without limitation, any of the Biotest Debt Documents) between the Borrower or any of its Subsidiaries and any creditor of the Borrower or any of its Subsidiaries that executed a subordination, intercreditor or similar agreement (including, without limitation, a Subordination Agreement) with the Agent or the Lender, or any creditor that has executed such an agreement with the Agent or the Lender breaches any terms of such agreement.

(c)           Any breach or non-performance of, or any default under, any material agreement, indenture, instrument or other document (other than any BPC Agreement) of any Loan Party or any of its Subsidiaries.

(d)          Any material breach or non-performance of, or any material default under, any BPC Agreement.

8.1.3       Bankruptcy; Insolvency. (i) Any Loan Party or any of its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (ii) any Loan Party or any of its Subsidiaries commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (iii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (ii) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of 60 days; (iv) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii) or (iv) above; or (vi) any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors.

8.1.4        Non-Compliance with Loan Documents. (a) Failure by the Borrower to comply with or to perform any covenant set forth in Sections 6.1, 6.5, 6.8, 6.10 and 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8), and continuance of such failure described in this clause (b) for 30 days.

8.1.5        Representations; Warranties. (a) Any representation or warranty made by or in respect of any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect (without duplication of any materiality qualifier contained therein), or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of any Loan Party to the Agent or the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or (b) any representation or warranty by or in respect of any Loan Party under Section 5.22 is breached or is false or misleading in any respect.

8.1.6        Judgments.

(a)          One or more judgments, orders or decrees for the payment of money aggregating individually or in the aggregate in excess of $750,000 shall be rendered against any Loan Party or any of its Subsidiaries and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 10 days after entry or filing of such judgments, or shall not have been discharged within 10 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance shall not be included in calculating the $750,000 amount set forth above so long as the Borrower provides the Lender and Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance and that the Borrower will receive the proceeds of such insurance within 30 days of the issuance of such judgment; or

(b)          One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.7        Attachment; Levy; Restraint on Business.

(a)          any portion of any Loan Party’s assets having a fair market value in excess of $200,000 is attached, seized, levied on, or comes into possession of a trustee or receiver; or

(b)          any court order enjoins, restrains or prevents any Borrower of any of its Subsidiaries from conducting any part of its business.

8.1.8        Invalidity of Collateral Documents. Any Collateral Document shall cease to be in full force and effect; or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9        Lien Priority. Any Lien created under or by any Collateral Document shall at any time fail to constitute a valid and perfected Lien on the Collateral purported to be secured thereby, subject to no prior or equal Lien.

8.1.10    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has or could reasonably be expected to have a Material Adverse Effect.

8.1.11    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement (including, without limitation, the Subordination Agreement) that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.12    Change of Control. (a) A Change of Control shall occur or (b) a “Change of Control” or similar event shall occur, as defined in, or under, any indenture, agreement, instrument or other documentation evidencing or otherwise relating to any Debt in excess of $1,000,000.

8.2         Remedies. If any Event of Default described in Section 8.1.3 shall occur, the Obligations, including without limitation the Deferred Facility Fee, the Make-Whole Amounts and the Prepayment Premium Amount, as applicable, shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest, notice or further action of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may, and upon the written request of the Lender shall, declare all of the Loans and other Obligations, including without limitation the Deferred Facility Fee, the Make-Whole Amounts and the Prepayment Premium Amount, to be due and payable and/or all or any part of the Commitments then outstanding to be terminated, whereupon such Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate (in whole or in part, as applicable), all without presentment, demand, protest, notice or action of any kind. Any cash collateral delivered hereunder shall be applied by the Agent to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to the Borrower or as a court of competent jurisdiction may elect. Upon the declaration of the Obligations to be, or the Obligations becoming, due and payable pursuant to this Section 8.2 all such Obligations shall bear interest at the Default Rate.

Section 9.           The Agent.

9.1         Appointment; Authorization. Lender hereby irrevocably appoints, designates and authorizes the Agent as administrative and collateral agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Agent and the Lender, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2         Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of its Affiliates (collectively, the “Related Parties”). The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3         Exculpatory Provisions.

(a)          The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvent, debtor relief or creditor rights law; and

(iii)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b)          The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or Lender.

(c)          The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4         Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5         Successor Agent. The Agent may resign as the Agent at any time upon 10 days’ prior notice to the Lender and the Borrower. If the Agent resigns under this Agreement, the Lender shall appoint a successor agent for the Lender. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, on behalf of the Lender after consulting with the Lender. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “the Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lender shall perform all of the duties of the Agent hereunder until such time as the Lender shall appoint a successor agent as provided for above.

9.6         Non-Reliance on Agent. Lender acknowledges that it has, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Lender also acknowledges that it will, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.7         Collateral Matters. Lender irrevocably authorizes the Agent, at the direction of the Lender, to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Lender. The Agent shall have the right, in accordance with the Collateral Documents and at the direction of Lender, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may, at the direction of Lender, purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

9.8         Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3 or 10.4 of this Agreement to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent (or any sub-agent thereof), Lender hereby agrees to pay to the Agent (or any such sub-agent) or such Related Party of the Agent (or any sub-agent thereof), as the case may be, such unpaid amount.

Section 10.       Miscellaneous.

10.1      Waiver; Amendments. No delay on the part of the Agent or the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination agreement (including without limitation the BPC Subordination Agreement) or other subordination provisions relating to any other Debt) shall in any event be effective unless the same shall be in writing and executed by the Agent, the Lender and each Borrower, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No provision of Section 9 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

10.2      Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 10.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent to the Loan Parties by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when delivered.

10.3      Costs; Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) Business Days) of receipt of a reasonably detailed invoice (a) all reasonable out-of-pocket and documented costs and expenses of the Agent and the Lender (including diligence costs, consulting fees and Legal Costs) in connection with the transactions contemplated by this Agreement and the other Loan Documents, including the preparation, execution, delivery and administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), (b) all reasonable out-of-pocket and documented costs and expenses (including costs of experts and Legal Costs) incurred by the Agent and the Lender in connection with the custody or preservation of, or the sale of, collection from, or other realization upon, any Collateral and (c) all reasonable out-of-pocket and documented costs and expenses (including Legal Costs) incurred by the Agent and the Lender in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. All Obligations provided for in this Section 10.3 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

10.4      Indemnification by the Borrower. In consideration of the execution and delivery of this Agreement by the Agent and the Lender and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Agent, the Lender and each of the officers, directors, employees, Affiliates, controlling persons, advisors and agents of the Agent and the Lender (each, a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), obligations, damages, penalties, judgments, fines, disbursements, expenses and costs, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or asserted against the Lender Party by any Person (including in connection with any action, suit or proceeding brought by any Loan Party or any Lender Party) as a result of, or arising out of, or relating to the execution, delivery, performance, administration or enforcement of this Agreement or any other Loan Document, the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final, non-appealable determination. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.5      Marshaling; Payments Set Aside. Neither the Agent nor the Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Agent or the Lender, or the Agent or the Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (b) the Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

10.6      Nonliability of the Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. Neither the Agent nor the Lender shall have any fiduciary responsibility to the Borrower or any other Loan Party. Neither the Agent nor the Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform (including payment of all outstanding principal) the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. None of the Borrower, the Agent or the Lender shall have any liability with respect to, and the Borrower, the Agent and the Lender each hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.7      Confidentiality. The Agent and the Lender agree to maintain as confidential all information provided to them and designated in writing as confidential by any Loan Party, except that the Agent and the Lender may disclose such information (a) to Persons employed or engaged by the Agent or the Lender or any of their Affiliates (including collateral managers of the Lender or Agent) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Agent or the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or the Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or the Lender is a party; (f) to any nationally recognized rating agency or investor of the Lender that requires access to information about the Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to the Lender; (g) that ceases to be confidential through no fault of the Agent or the Lender (or their Affiliates or Persons employed by them); or (h) to a Person that is an investor or prospective investor in the Lender or any of its Affiliates; provided, that, with respect to clauses (a), (b) and (h), the Agent or the Lender may disclose such information to the extent that such Person or assignee, as applicable, agrees to be bound by provisions substantially similar to the provisions of this Section 10.7.

10.8      Co-Borrower Provisions.

(a)          The handling of this credit facility as a co-borrowing facility in the manner set forth in this Agreement is solely as an accommodation to each Borrower and its request. The Agent shall not incur any liability to any Borrower as a result thereof. To induce the Agent to do so and in consideration thereof, each Borrower hereby jointly and severally indemnifies the Agent and holds the Agent harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent by any Person arising from or incurred by reason of the handling of the financing arrangements of each Borrower as provided herein.

(b)          All Obligations shall be joint and several obligations of each Borrower, and each Borrower shall make payment upon the maturity of the applicable Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Lender or Agent to any Borrower, failure of the Lender or Agent to give any Borrower notice of borrowing or any other notice, any failure of the Lender or Agent to pursue to preserve its rights against any Borrower, the release by the Lender or Agent of any Collateral now or thereafter acquired from any Borrower, and such agreement by any Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Lender or Agent to any Borrower or any Collateral for such Borrower’s Obligations or the lack thereof.

(c)          Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other or other Person directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been Paid in Full and this Agreement has been irrevocably terminated.

(d)          Each Borrower represents and warrants to the Agent that (i) each Borrower has one or more common shareholders, directors and/or officers, (ii) the business, corporate and limited liability company activities of each Borrower are closely related to, and substantially benefit, the business, corporate and limited liability company activities of the Borrowers, (iii) the financial and other operations of the Borrowers are performed on a combined basis as if the Borrowers constituted a consolidated corporate group, (iv) each Borrower will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Loan hereunder, in each case, whether or not such amount is used directly by any Borrower and (v) all requests for Loans hereunder by any Borrower are for the exclusive and indivisible benefit of the Borrowers as though, for purposes of this Agreement, the Borrowers constituted a single entity.

10.9      Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.10     Nature of Remedies. All Obligations of the Loan Parties and rights of the Agent and the Lender expressed herein or in any other Loan Document are cumulative to the extent permitted by Applicable Law and shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile or electronic transmission (including PDF) of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.12      Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.13      Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lender

10.14      Successors; Assigns. This Agreement shall be binding upon the Borrower, each other Loan Party party hereto, the Lender and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, each other Loan Party party hereto, the Lender and the Agent and the successors and assigns of the Lender and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower and each other Loan Party party hereto may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and the Lender. The Lender may sell, transfer, or assign any or all of its rights and obligations hereunder to any Person acceptable to the Lender and Agent pursuant to assignment documentation reasonably acceptable to Agent, Lender and such assignee, and subject to Section 10.15 hereof; provided, however, that so long as no Event of Default has occurred and is continuing, the Lender shall not assign or transfer any of its rights and obligations hereunder to any Person which is a direct competitor of the Borrower (as reasonably determined by the Lender) without the Borrower’s prior written consent, which consent shall not be unreasonably withheld. Such assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment documentation, shall have the rights and obligations of a Lender hereunder. The Agent (acting solely for this purpose as the agent of the Borrower) shall maintain a register for the recordation of the names and addresses of the Lender and its assignees and participants, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender and its assignees and participants shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and all references to the Lender in this Agreement shall include any such assignee of the Lender.

10.15      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent assignment and assumption documentation reasonably acceptable to Agent, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee shall complete and deliver to the satisfaction of Agent an administrative questionnaire in a form provided by the Agent.

10.16      Participations. The Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more Persons in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Lender shall, acting solely for this purpose as a non fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Lender shall not have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103 1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Loans or other obligations is treated as a participation by reason of the Agent not accepting and recording a proposed assignment in the Register. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Participant shall not be entitled to receive any greater payment under Section 2 than the Lender would have been entitled to receive with respect to the participation sold to such Participant.

10.17      Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.18      Forum Selection; Consent to Jurisdiction; Service of Process. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION (AT THE DIRECTION OF LENDER), IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each Loan Party hereby appoints CT Corporation as such Loan Party’s agent where notices and demands to or upon such Loan Party in respect of this Agreement or any other Loan Document may be served (without prejudice to the right of the Agent or the Lender to serve process in any other manner permitted by law). If for any reason such process agent is unable to serve as such, such Loan Party will within 30 days appoint a substitute process agent located in the State of New York and give notice of such appointment to the Agent.

10.19      Waiver of Jury Trial. EACH LOAN PARTY, THE AGENT AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ADMA BIOLOGICS, INC.,
as Borrower

By:	/s/ Brian Lenz Name: Brian Lenz Title: Vice President

ADMA PLASMA BIOLOGICS, INC.,
as Borrower

By:	/s/ Brian Lenz Name: Brian Lenz Title: Vice President

ADMA BIO CENTERS GEORGIA INC.,
as Borrower

By:	/s/ Brian Lenz Name: Brian Lenz Title: Vice President

ADMA BIOMANUFACTURING, LLC,
as Borrower

By:	/s/ Brian Lenz Name: Brian Lenz Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Agent

By:	/s/ Jennifer K. Anderson Name: Jennifer K. Anderson Title: Assistant Vice President

MARATHON HEALTHCARE FINANCE FUND, L.P., as the Lender

By: Marathon Healthcare Finance Fund GP, LLC

By:	/s/ Andrew Rabinowitz Name: Andrew Rabinowitz Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT